Exhibit 10.1

LOAN AND SECURITY AGREEMENT

THIS LOAN AND SECURITY AGREEMENT (this “Agreement”) dated as of July 18, 2014 (the “Effective Date”) between SILICON VALLEY BANK, a California corporation (“Bank”), and HYPERION THERAPEUTICS, INC., a Delaware corporation (“Borrower”) provides the terms on which Bank shall lend to Borrower and Borrower shall repay Bank. The parties agree as follows:

1	ACCOUNTING AND OTHER TERMS

Accounting terms not defined in this Agreement shall be construed following GAAP. Calculations and determinations must be made following GAAP. Capitalized terms not otherwise defined in this Agreement shall have the meanings set forth in Section 13. All other terms contained in this Agreement, unless otherwise indicated, shall have the meaning provided by the Code to the extent such terms are defined therein.

2	LOAN AND TERMS OF PAYMENT

2.1 Promise to Pay. Borrower hereby unconditionally promises to pay Bank the outstanding principal amount of all Credit Extensions and accrued and unpaid interest thereon as and when due in accordance with this Agreement.

2.2	Revolving Advances.

(a) Availability. Subject to the terms and conditions of this Agreement and to deduction of Reserves, Bank shall make Advances not exceeding the Availability Amount. Amounts borrowed under this Section 2.2 may be repaid and, prior to the Revolving Line Maturity Date, reborrowed, subject to the applicable terms and conditions precedent applicable thereto set forth herein.

(b) Termination; Repayment. Bank’s obligation to lend pursuant to this Section 2.2 terminates on the Revolving Line Maturity Date, when the principal amount of all Advances, the unpaid interest thereon, and all other Obligations relating to the Advances made pursuant to this Section 2.2 shall be immediately due and payable.

2.3	Term Loans.

(a) Availability. Subject to the terms and conditions of this Agreement, Bank agrees to lend to Borrower (i) on the Effective Date, or as soon thereafter as all conditions precedent to the making thereof have been met, a term loan in a principal amount equal to Eight Million Dollars ($8,000,000) (the “Effective Date Term Loan”) and (ii) from time to time during the Draw Period, additional term loans (each a “Subsequent Term Loan” and together with the Effective Date Term Loan, each a “Term Loan” and collectively the “Term Loans”) in a principal amount not to exceed an additional Eight Million Dollars ($8,000,000). Each Subsequent Term Loan must be in a principal amount not less than Two Million Five Hundred Thousand Dollars ($2,500,000). The Effective Date Term Loan shall be used to repay all Indebtedness owing under the Existing Loan Agreement. When repaid, the Term Loans may not be re-borrowed. Bank’s obligation to lend hereunder shall terminate on the last day of the Draw Period.

(b) Repayment. With respect to each Term Loan, Borrower shall make monthly payments of interest only on such Term Loan commencing on the last day of the month in which the Funding Date with respect to such Term Loan occurs and continuing thereafter on the last day of each successive calendar month (with respect to each Term Loan, a “Term Loan Interest Only Payment Date”) during the Term Loan Interest Only Period for such Term Loan. Commencing on the Term Loan Amortization Date for the applicable Term Loan, Borrower shall make thirty (30) equal monthly payments of principal and interest which would fully amortize the applicable Term Loan as of the applicable Term Loan Amortization Date over the Term Loan Repayment Period and continuing thereafter during the Term Loan Repayment Period on the last day of each successive calendar month. All unpaid principal and accrued and unpaid interest on each Term Loan and any applicable unpaid Term Loan Final Payment is due and payable in full on the applicable Term Loan Maturity Date with respect to such Term Loan. The Term Loans may only be prepaid in accordance with Sections 2.3(c) or 2.3(d).

(c) Voluntary Prepayment. Borrower shall have the option to prepay all, but not less than all, of the Term Loans advanced by Bank under this Agreement, provided Borrower, (i) provides written notice to Bank of its election to prepay the Term Loans at least three (3) Business Days prior to such prepayment, and (ii) pays, on the date of the prepayment (A) all outstanding principal and accrued interest on the Term Loans; (B) any applicable Term Loan Prepayment Fee; (C) the applicable Term Loan Final Payment and (D) all other Obligations, including all Bank Expenses, if any, that have become due and payable hereunder.

(d) Mandatory Prepayment Upon an Acceleration. If the Term Loans are accelerated following the occurrence of an Event of Default, Borrower shall immediately pay to Bank an amount equal to the sum of: (i) all outstanding principal plus accrued and unpaid interest on the Term Loans, (ii) the applicable Term Loan Prepayment Fee, (iii) the Term Loan Final Payment plus (iv) all other Obligations, if any, that shall have become due and payable, including interest at the Default Rate with respect to any past due amounts.

2.4 Overadvances. If, at any time, the outstanding principal amount of any Advances exceeds the lesser of either the Revolving Line or the Borrowing Base, Borrower shall immediately pay to Bank in cash the amount of such excess (such excess, the “Overadvance”). Without limiting Borrower’s obligation to repay Bank any Overadvance, Borrower agrees to pay Bank interest on the outstanding amount of any Overadvance, on demand, at the Default Rate.

2.5	Payment of Interest on the Credit Extensions.

(a) Interest Rate.

(1) Advances. Subject to Section 2.5(b), the principal amount of all outstanding Advances shall accrue interest at a floating per annum rate equal to three quarters of one percentage point (0.75%) above the Prime Rate, which interest shall be payable monthly in arrears in accordance with Section 2.5(e) below.

(2) Term Loans. Subject to Section 2.5(b), the principal amount outstanding with respect to each Term Loan shall accrue interest at a fixed per annum rate equal to four percent (4.00%), which interest shall be payable monthly in arrears accordance with Section 2.3(b) above and Section 2.5(e) below.

(b) Default Rate. Immediately upon the occurrence and during the continuance of an Event of Default, Obligations shall bear interest at a rate per annum which is five percentage points (5.00%) above the rate that is otherwise applicable thereto (the “Default Rate”) unless Bank otherwise elects from time to time to impose a smaller increase. Payment or acceptance of the increased interest rate provided in this Section 2.5(b) is not a permitted alternative to timely payment and shall not constitute a waiver of any Event of Default or otherwise prejudice or limit any rights or remedies of Bank.

(c) Adjustment to Interest Rate. Changes to the interest rate of any Credit Extension based on changes to the Prime Rate shall be effective on the effective date of any change to the Prime Rate and to the extent of any such change.

(d) Minimum Interest. In the event the aggregate amount of interest earned by Bank with respect to outstanding Advances in any month during the period beginning on the Effective Date and continuing with each month thereafter until the earlier of the Revolving Line Maturity Date or the date this Agreement is terminated in accordance with its terms (such period the “Minimum Interest Period”) is less than the amount of interest that would have been earned by Bank with respect to outstanding Advances had the average daily balance outstanding under the Revolving Line been Two Million Dollars ($2,000,000) at all times during such Minimum Interest Period (such amount, “Minimum Interest”), Borrower shall pay to Bank, upon demand by Bank, an amount equal to (i) the Minimum Interest minus (ii) the aggregate amount of all interest earned by Bank (exclusive of any other fees and charges hereunder) in such month of the Minimum Interest Period. The amount of Minimum Interest charged shall be prorated for any partial month during the Minimum Interest Period upon termination of this

Agreement. Borrower shall not be entitled to any credit, rebate, or repayment of any Minimum Interest pursuant to this Section 2.5(d) notwithstanding any termination of this Agreement or the suspension or termination of Bank’s obligation to make loans and advances hereunder. Bank may deduct amounts owing by Borrower under this Section 2.5(d) pursuant to the terms of Section 2.7(c). Bank shall provide Borrower written notice of deductions made from the Designated Deposit Account pursuant to the terms of this Section 2.5(d).

(e) Payment; Interest Computation. All payments to be made by Borrower under any Loan Document shall be made in immediately available funds in Dollars, without setoff or counterclaim. Interest is payable monthly on the last calendar day of each month and shall be computed on the basis of a three hundred sixty (360) day year for the actual number of days elapsed. In computing interest, (i) all payments received after 12:00 p.m. Pacific time on any day shall be deemed received at the opening of business on the next Business Day (unless such payments are received after 12:00 p.m. Pacific time as a result of Bank debiting Borrower’s account after 12:00 p.m. Pacific time, in which case such payments are considered received on such day) and (ii) the date of the making of any Credit Extension shall be included and the date of payment shall be excluded; provided, however, that if any Credit Extension is repaid on the same day on which it is made, such day shall be included in computing interest on such Credit Extension. When a payment is due on a day that is not a Business Day, the payment shall be due the next Business Day, and additional fees or interest, as applicable, shall continue to accrue until paid.

2.6	Fees. Borrower shall pay to Bank:

(a) Term Loan Final Payment. The Term Loan Final Payment when due and payable in accordance with Section 2.3 hereof;

(b) Termination Fee. Upon termination of this Agreement and/or the Revolving Line for any reason prior to the Revolving Line Maturity Date, in addition to the payment of any other amounts then-owing, a termination fee in an amount equal to (i) two percent (2.00%) of the Revolving Line if such termination occurs prior to the first anniversary of the Effective Date, or (ii) one percent (1.00%) of the Revolving Line if such termination occurs on or at any time after the first anniversary of the Effective Date, provided that no termination fee shall be charged if the Indebtedness hereunder is refinanced with Bank;

(c) Term Loan Prepayment Fee. The Term Loan Prepayment Fee if such fee becomes due and payable in accordance with Section 2.3 hereof; and

(d) Bank Expenses. All Bank Expenses (including reasonable and documented out of pocket attorneys’ fees and expenses incurred by Bank in connection with the documentation and negotiation of this Agreement) incurred through and after the Effective Date, when due (or, if no stated due date, upon demand by Bank).

(e) Fees Fully Earned. Unless otherwise provided in this Agreement or in a separate writing by Bank, Borrower shall not be entitled to any credit, rebate, or repayment of any fees earned by Bank pursuant to this Agreement notwithstanding any termination of this Agreement or the suspension or termination of Bank’s obligation to make loans and advances hereunder. Bank may deduct amounts owing by Borrower under the clauses of this Section 2.6 pursuant to the terms of Section 2.7(c). Bank shall provide Borrower written notice of deductions made from the Designated Deposit Account pursuant to the terms of the clauses of this Section 2.6.

2.7 Payments; Application of Payments; Debit of Accounts. All regularly scheduled interest and principal payments due to Bank shall be effected by automatic debit of the appropriate funds from the Designated Deposit Account. Borrower shall make all other payments due to bank, following a written invoice therefor, in lawful money of the United States, in immediately available funds. These debits shall not constitute a set-off.

2.8 Withholding. Payments received by Bank from Borrower under this Agreement will be made free and clear of and without deduction for any and all present or future taxes, levies, imposts, duties, deductions, withholdings, assessments, fees or other charges imposed by any Governmental Authority (including any interest, additions to tax or penalties applicable thereto). Specifically, however, if at any time any Governmental Authority, applicable law, regulation or international agreement requires Borrower to make any withholding or deduction from any such payment or other sum payable hereunder to Bank, Borrower hereby covenants and agrees that the amount due from Borrower with respect to such payment or other sum payable hereunder will be increased to the extent necessary to ensure that, after the making of such required withholding or deduction, Bank receives a net sum equal to the sum which it would have received had no withholding or deduction been required, and Borrower shall pay the full amount withheld or deducted to the relevant Governmental Authority; provided that Borrower shall not be required to make any payment pursuant to this sentence with respect to any withholding or deduction made for (i) a tax imposed by the jurisdiction in which Bank is organized or in which Bank is deemed to be doing business on (or measured by) all or part of the net income, profits or gains (whether worldwide, or only insofar as such income, profits or gains are considered to arise in or to relate to a particular jurisdiction, or otherwise) of Bank. Borrower will, upon request, furnish Bank with proof reasonably satisfactory to Bank indicating that Borrower has made such withholding payment; provided, however, that Borrower need not make any withholding payment if the amount or validity of such withholding payment is contested in good faith by appropriate and timely proceedings and as to which payment in full is bonded or reserved against by Borrower. The agreements and obligations of Borrower contained in this Section 2.8 shall survive the termination of this Agreement. If any assignee of Bank’s rights under Section 12.2 of this Agreement is not a “United States Person” as defined in Section 7701(a)(30) of the IRC (“Non- U.S. Lender”), such Non-U.S. Lender shall, upon becoming party to this Agreement, deliver to Borrower a complete and properly executed IRS Form W-8BEN, W-8ECI or W-8IMY, as appropriate, or any successor form prescribed by the IRS, certifying that such Non-U.S. Lender is entitled to an exemption from U.S. withholding tax on interest. Notwithstanding the foregoing, Borrower shall not be required to pay any additional amount to any Non-U.S. Lender hereunder if such Non-U.S. Lender fails or is unable to deliver the forms, certificates or other evidence described in the preceding sentence, unless such non-U.S. Lender’s failure or inability to deliver such forms is the result of any change in any applicable law, treaty or governmental rule, or any change in the interpretation thereof after such Non- U.S. Lender became a party to this Agreement.

3	CONDITIONS OF LOANS

3.1 Conditions Precedent to Initial Credit Extension. Bank’s obligation to make the initial Credit Extension is subject to the condition precedent that Bank shall have received, in form and substance reasonably satisfactory to Bank, such documents, and completion of such other matters, as Bank may reasonably deem necessary or appropriate, including, without limitation:

(a) duly executed signatures to this Agreement;

(b) duly executed signatures to the Control Agreements (other than with respect to Bank’s Affiliates), if any;

(c) the Operating Documents and good standing certificates certified by the Secretary of State (or equivalent agency) of Borrower’s jurisdiction of organization or formation and the jurisdiction of the Borrower’s corporate headquarters, each as of a date no earlier than thirty (30) days prior to the Effective Date;

(d) duly executed signatures to the completed Borrowing Resolutions for Borrower;

(e) a Payoff Letter with respect to the Existing Loan Agreement;

(f) certified copies, dated as of a recent date, of financing statement searches, as Bank may reasonably request, accompanied by written evidence (including any UCC termination statements) that the Liens indicated in any such financing statements either constitute Permitted Liens or have been or, in connection with the initial Credit Extension, will be terminated or released;

(g) the Perfection Certificate of Borrower, together with the duly executed signatures thereto; and

(h) evidence reasonably satisfactory to Bank that the insurance policies and endorsements required by Section 6.7 hereof are in full force and effect, together with appropriate evidence showing lender loss payable and/or additional insured clauses or endorsements in favor of Bank,

(i) payment of the fees and Bank Expenses then due as specified in Section 2.6 hereof.

3.2 Conditions Precedent to all Credit Extensions. Bank’s obligation to make each Credit Extension, including the initial Credit Extension, is subject to the following conditions precedent:

(a) solely with respect to any Advance, receipt of a Transaction Report (which Bank shall prepare at the request of Borrower and Borrower shall approve in writing and shall be based on the Eligible Accounts in the latest Transaction Report delivered in connection with Section 6.3(a)); and

(b) the representations and warranties in Section 5 of this Agreement shall be true, accurate, and complete in all material respects on the date of the Transaction Report and on the Funding Date of each Credit Extension; provided, however, that such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof; and provided, further that those representations and warranties expressly referring to a specific date shall be true in all material respects as of such date, and no Event of Default shall have occurred and be continuing or result from the Credit Extension. Each Credit Extension is Borrower’s representation and warranty on that date that the representations and warranties in Section 5 of this Agreement remain true, accurate, and complete in all material respects; provided, however, that such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof; and provided, further that those representations and warranties expressly referring to a specific date shall be true in all material respects as of such date.

3.3	Post-Closing Conditions.

(a) Within thirty (30) days after the Effective Date, Borrower shall deliver to Bank its duly executed original signatures to each of this Agreement, the Perfection Certificate and the Borrowing Resolutions.

(b) Borrower shall use commercially reasonable efforts to, within sixty (60) days of the Effective Date, deliver to Bank (i) a landlord’s consent in favor of Bank for Borrower’s headquarters by the respective landlord thereof, together with the duly executed signatures thereto and (ii) a Bailee’s waiver in favor of Bank for each location where Borrower maintains property with a value in excess of Two Million Dollars ($2,000,000) with a third party, by each such third party, together with the duly executed signatures thereto.

(c) Within sixty (60) days of the Effective Date, Borrower shall deliver to Bank (i) the Irish Share Pledge Documents and (ii) duly executed signatures to the Control Agreements with respect to Bank’s Affiliates.

3.4 Covenant to Deliver. Except as otherwise provided in Section 3.3, Borrower agrees to deliver to Bank each item required to be delivered to Bank under this Agreement as a condition precedent to any Credit Extension. Borrower expressly agrees that a Credit Extension made prior to the receipt by Bank of any such item shall not constitute a waiver by Bank of Borrower’s obligation to deliver such item, and the making of any Credit Extension in the absence of a required item shall be in Bank’s sole discretion.

3.5 Procedures for Borrowing. Subject to the prior satisfaction of all other applicable conditions to the making of an Advance set forth in this Agreement, to obtain an Advance or a Term Loan, Borrower shall notify Bank (which notice shall be irrevocable) by electronic mail, facsimile, or telephone by 12:00 p.m. Pacific time on the Funding Date of the Advance or the Term Loan. In connection with such notification with respect to Advances, Borrower must promptly deliver to Bank (which shall be promptly prepared by Bank at Borrower’s request and approved in writing by Borrower) by electronic mail a completed Transaction Report (which shall be based on the Eligible Accounts in the latest Transaction Report delivered in connection with Section 6.3(a)) approved by an Authorized Signer together with such other reports and information, including without limitation, sales journals, cash receipts journals, accounts receivable aging reports, as Bank may request in its reasonable discretion. Bank shall credit proceeds of an Advance to the Designated Deposit Account. Bank may make Advances under this Agreement based on instructions from an Authorized Signer or without instructions if the Advances are necessary to meet Obligations which were not paid when due; provided that Bank will notify Borrower in the event it makes Advances without instructions from Borrower.

4	CREATION OF SECURITY INTEREST.

4.1 Grant of Security Interest. Borrower hereby grants to Bank, to secure the payment and performance in full of all of the Obligations, a continuing security interest in, and pledges to Bank, the Collateral, wherever located, whether now owned or hereafter acquired or arising, and all proceeds and products thereof. Borrower represents, warrants, and covenants that the security interest granted herein is and shall at all times continue to be a valid and enforceable security interest in the Collateral and upon the filing of a financing statement in appropriate form with the Secretary of State of the State of Delaware, the security interest created hereby shall constitute a first priority perfected security interest to the extent perfection can be obtained by filing financing statements (subject only to Permitted Liens that may have superior priority under this Agreement). If Borrower shall acquire a commercial tort claim (as defined in the Code), with an expected recovery in excess of One Hundred Thousand Dollars ($100,000), Borrower shall promptly, and in any event within thirty (30) days, notify Bank in a writing signed by Borrower of the general details thereof (and further details as may reasonably be required by Bank) and grant to Bank, in such writing a security interest therein and in the proceeds thereof, all upon the terms of this Agreement, with such writing to be in form and substance reasonably satisfactory to Bank.

Borrower acknowledges that it previously has entered, and/or may in the future enter, into Bank Services Agreements with Bank. Regardless of the terms of any Bank Services Agreement, Borrower agrees that any amounts Borrower owes Bank thereunder shall be deemed to be Obligations hereunder and that it is the intent of Borrower and Bank to have all such Obligations secured by the first priority perfected security interest in the Collateral granted herein (subject only to Permitted Liens that may have superior priority under this Agreement).

If this Agreement is terminated, Bank’s Lien in the Collateral shall continue until the Obligations (other than inchoate indemnity obligations) are satisfied in full, and at such time, Bank shall, at Borrower’s sole cost and expense, terminate its security interest in the Collateral and execute and deliver to Borrower all documents that the Borrower reasonably requests to evidence the release of the security interest in the Collateral. In the event (x) all Obligations (other than inchoate indemnity obligations), except for Bank Services, are satisfied in full, and (y) this Agreement is terminated, upon Borrower providing cash collateral acceptable to Bank in its good faith business judgment for any such Bank Services, Bank shall execute and deliver to Borrower all documents that the Borrower reasonably requests to evidence the release of the security interest in the Collateral. In the event such Bank Services consist of outstanding Letters of Credit, Borrower shall provide to Bank cash collateral in an amount equal to one hundred ten percent (110%) of the face amount of all such Letters of Credit plus all interest, fees, and costs due or to become due in connection therewith (as estimated by Bank in its good faith business judgment), to secure all of the Obligations relating to such Letters of Credit.

4.2 Authorization to File Financing Statements. Borrower hereby authorizes Bank to file financing statements, without notice to Borrower, with all appropriate jurisdictions to perfect or protect Bank’s interest or rights hereunder, including a notice that any disposition of the Collateral, by either Borrower or any other Person, shall be deemed to violate the rights of Bank under the Code.

5	REPRESENTATIONS AND WARRANTIES

Borrower represents and warrants as follows:

5.1 Due Organization and Authorization. Borrower and each of its Subsidiaries, if any, are duly existing and in good standing, as Registered Organizations in their respective jurisdictions of formation and are qualified and licensed to do business and are in good standing in any jurisdiction in which the conduct of their business or their ownership of property requires that they be qualified except where the failure to do so could not reasonably be expected to result in a Material Adverse Change. In connection with this Agreement, Borrower has delivered to Bank a completed perfection certificate signed by Borrower (the “Perfection Certificate”). Borrower represents and warrants that (a) Borrower’s exact legal name is that indicated on the Perfection Certificate and on the signature page hereof; (b) Borrower is an organization of the type and is organized in the jurisdiction set forth in the Perfection Certificate; (c) the Perfection Certificate accurately sets forth Borrower’s organizational identification number or accurately states that Borrower has none; (d) the Perfection Certificate accurately sets forth Borrower’s place of business, or, if more than one, its chief executive office as well as Borrower’s mailing address (if different than its chief executive office); (e) Borrower (and each of its predecessors) has not, in the past five (5) years, changed its jurisdiction of formation, organizational structure or type, or any organizational number assigned by its jurisdiction; and (f) all other information set forth on the Perfection Certificate pertaining to Borrower and each of its Subsidiaries is accurate and complete in all material respects (it being understood and agreed that any such information reported by Borrower on the Compliance Certificate from time to time shall be deemed to update such information on the Perfection Certificate after the Effective Date and provided that Borrower shall not be in breach of this representation and warranty for any changes that are reported in the next Compliance Certificate timely delivered following such change).

The execution, delivery and performance by Borrower of the Loan Documents to which it is a party have been duly authorized, and do not (i) conflict with any of Borrower’s organizational documents, (ii) contravene, conflict with, constitute a default under or violate any material Requirement of Law, (iii) contravene, conflict or violate any applicable order, writ, judgment, injunction, decree, determination or award of any Governmental Authority by which Borrower or any of its Subsidiaries or any of their property or assets may be bound or affected, (iv) require any action by, filing, registration, or qualification with, or Governmental Approval from, any Governmental Authority (except such Governmental Approvals which have already been obtained and are in full force and effect or filings required to perfect the security interest granted herein or filings required by the SEC to report the transaction post-closing) or are being obtained pursuant to Section 6.1(b), or (v) constitute an event of default under any material agreement by which Borrower is bound. Borrower is not in default under any agreement to which it is a party or by which it is bound in which the default could reasonably be expected to result in a Material Adverse Change.

5.2 Collateral. Borrower has good title to, has rights in, and the power to transfer each item of the Collateral upon which it purports to grant a Lien hereunder, free and clear of any and all Liens except Permitted Liens. Borrower has no deposit accounts other than the deposit accounts with Bank, the deposit accounts, if any, described in the Perfection Certificate delivered to Bank in connection herewith, or of which Borrower has given Bank notice and, other than with respect to any Excluded Account, taken such actions as are necessary to give Bank a perfected security interest therein. The Collateral is not in the possession of any third party bailee (such as a warehouse) except as otherwise provided in the Perfection Certificate or otherwise disclosed in writing to Bank pursuant to Section 7.2 hereof (it being understood and agreed that any such information reported by Borrower on the Compliance Certificate from time to time shall be deemed to update such information on the Perfection Certificate after the Effective Date and provided that Borrower shall not be in breach of this representation and warranty for any changes that are reported in the next Compliance Certificate timely delivered following such change). All unexpired Inventory held for shipment at Borrower’s warehouse is in all material respects of good and marketable quality, free from material defects.

Borrower is the sole owner or exclusive licensee of its material Intellectual Property, except for non-exclusive licenses granted to its customers in the ordinary course of business. Except to the extent the following could not reasonably be expected to result in a Material Adverse Change, (x) no part of the Intellectual Property has been judged invalid or unenforceable, in whole or in part, in an infringement action, interference proceeding, post-grant review, or inter partes review, and (z) to the Borrower’s knowledge, no claim has been made that any part of the Intellectual Property infringes the Intellectual Property rights of any third party. Except as noted on the Perfection Certificate (it being understood and agreed that Borrower may from time to time update certain information in the Perfection Certificate after the Effective Date and any information reported in Borrower’s public filings shall be deemed to update such information in the Perfection Certificate), Borrower is not a party to, nor is bound by, any material license or other material agreement with respect to which Borrower is the licensee (a) that prohibits or otherwise restricts Borrower from granting a security interest in Borrower’s interest in such license or agreement or any other property, or (b) for which a default under or termination of could reasonably be expected to result in a Material Adverse Change. Borrower shall provide written notice to Bank (to update the Perfection Certificate) within ten (10) days of entering or becoming bound by any such license or agreement not already disclosed in Borrower’s public filings.

5.3 Accounts Receivable; Inventory. For each Account with respect to which Advances are requested, on the date each Advance is requested and made, such Account shall be an Eligible Account. All statements made and all unpaid balances appearing in all invoices, instruments and other documents evidencing the Eligible Accounts are and shall be true and correct in all material respects and all such invoices, instruments and other documents, and all of Borrower’s Books are genuine and in all material respects what they purport to be. To

Borrower’s knowledge, all sales and other transactions underlying or giving rise to each Eligible Account shall comply in all material respects with all applicable laws and governmental rules and regulations to which Borrower is subject. Borrower has no knowledge of any actual or imminent Insolvency Proceeding of any Account Debtor whose accounts are Eligible Accounts in any Transaction Report. To Borrower’s knowledge, all signatures and endorsements on all documents, instruments, and agreements relating to all Eligible Accounts are genuine, and all such documents, instruments and agreements are legally enforceable in accordance with their terms.

5.4 Litigation. There are no actions or proceedings pending or, to the knowledge of the Responsible Officers, threatened in writing by or against Borrower or any of its Subsidiaries which could reasonably be expected to result in a Material Adverse Change.

5.5 Financial Statements; Financial Condition. All consolidated financial statements for Borrower and any of its Subsidiaries delivered to Bank fairly present in all material respects Borrower’s consolidated financial condition and Borrower’s consolidated results of operations. There has not been any material deterioration in Borrower’s consolidated financial condition since the date of the most recent financial statements submitted to Bank.

5.6 Solvency. The fair salable value of Borrower’s assets (including goodwill minus disposition costs) exceeds the fair value of its liabilities; Borrower is not left with unreasonably small capital after the transactions in this Agreement; and Borrower is able to pay its debts (including trade debts) as they mature.

5.7 Regulatory Compliance. Borrower is not an “investment company” or a company “controlled” by an “investment company” under the Investment Company Act of 1940, as amended. Borrower is not engaged as one of its important activities in extending credit for margin stock (under Regulations T and U of the Federal Reserve Board of Governors). Borrower has complied in all material respects with the Federal Fair Labor Standards Act. Neither Borrower nor any of its Subsidiaries is a “holding company” or an “affiliate” of a “holding company” or a “subsidiary company” of a “holding company” as each term is defined and used in the Public Utility Holding Company Act of 2005. Borrower has not violated any laws, ordinances or rules, the violation of which could reasonably be expected to result in a Material Adverse Change. Except as could not be reasonably be expected to result in a Material Adverse Change, none of Borrower’s or any of its Subsidiaries’ properties or assets has been used by Borrower or any Subsidiary or, to Borrower’s knowledge, by previous Persons, in disposing, producing, storing, treating, or transporting any hazardous substance other than legally. Borrower and each of its Subsidiaries have obtained all material consents, approvals and authorizations of, made all declarations or filings with, and given all notices to, all Government Authorities that are necessary to continue their respective businesses as currently conducted.

5.8 Subsidiaries; Investments. Borrower does not own any stock, partnership interest or other equity securities except for Permitted Investments.

5.9 Tax Returns and Payments; Pension Contributions. Borrower has timely filed all federal and other material tax returns and reports required to have been filed by it, and Borrower and its Subsidiaries have timely paid all foreign, federal, state and local taxes, assessments, deposits and contributions owed by Borrower in an amount greater than Two Hundred Thousand Dollars ($200,000), except those which are being contested, provided that Borrower (a) in good faith contests its obligation to pay the taxes by appropriate proceedings promptly and diligently instituted and conducted, and (b) has set aside on its books adequate reserves in accordance with GAAP. Borrower is unaware of any claims or adjustments proposed for any of Borrower’s prior tax years which could result in any additional taxes in an amount greater than Two Hundred Thousand Dollars ($200,000), becoming due and payable by Borrower. Borrower has paid all amounts necessary to fund all present pension, profit sharing and deferred compensation plans in accordance with their terms, and Borrower has not withdrawn from participation in, and has not permitted partial or complete termination of, or permitted the occurrence of any other event with respect to, any such plan which could reasonably be expected to result in any material liability of Borrower, including any material liability to the Pension Benefit Guaranty Corporation or its successors or any other Governmental Authority.

5.10 Use of Proceeds. Borrower shall use the proceeds of the Credit Extensions solely as working capital and to fund its general business requirements and not for personal, family, household or agricultural purposes.

5.11 Full Disclosure. No written representation, warranty or other statement of Borrower in any certificate or written statement given to Bank or Bank, as of the date such representation, warranty, or other statement was made, taken together with all such written certificates and written statements given to Bank or Bank, contains any untrue statement of a material fact or omits to state a material fact necessary to make the statements contained in the certificates or statements not materially misleading (it being recognized that the projections and forecasts provided by Borrower in good faith and based upon reasonable assumptions are not viewed as facts and that actual results during the period or periods covered by such projections and forecasts may differ from the projected or forecasted results).

6	AFFIRMATIVE COVENANTS

Borrower shall do all of the following for so long as this Agreement remains in effect, Bank has an obligation to lend or there are outstanding Obligations (other than inchoate indemnity obligations):

6.1	Government Compliance.

(a) Maintain its and all its Subsidiaries’ legal existence and good standing in their respective jurisdictions of formation and maintain qualification in each jurisdiction in which the failure to so qualify would reasonably be expected to result in a Material Adverse Change. Borrower shall comply, and have each Subsidiary comply, in all material respects, with all laws, ordinances and regulations to which it is subject, noncompliance with which could reasonably be expected to result in a Material Adverse Change.

(b) Obtain all of the Governmental Approvals necessary for the performance by Borrower of its obligations under the Loan Documents to which it is a party and the grant of a security interest to Bank in all of the Collateral. Borrower shall promptly provide copies of any such obtained Governmental Approvals to Bank.

6.2	Financial Statements, Reports, Certificates. Provide Bank with the following:

(a) a Transaction Report (which shall be prepared by Bank and approved by Borrower, with Borrower to provide any schedules related thereto) (i) within thirty (30) days after the end of each month when Advances were outstanding at any time during such month, or within forty five (45) days after the end of each calendar quarter when no Advances were outstanding during such quarter and (ii) with each request for an Advance.

(b) within thirty (30) days after the end of each month when Advances were outstanding at any time during such month, or within forty five (45) days after the end of each calendar quarter when no Advances were outstanding during such quarter, monthly accounts receivable agings, aged by invoice date.

(c) within thirty (30) days after the end of each month where Borrower did not meet the Liquidity Condition at all times during such month, monthly accounts payable agings, aged by invoice date.

(d) within thirty (30) days after the end of each month where Borrower did not meet the Liquidity Condition at all times during such month, or within forty five (45) days after the end of each calendar quarter where Borrower met the Liquidity Condition at all times during such quarter, a duly completed Compliance Certificate signed by a Responsible Officer, certifying that as of the end of such month or quarter, as applicable, Borrower was in full compliance with all of the terms and conditions of this Agreement, and setting forth calculations showing compliance with one of the financial covenants set forth in this Agreement;

(e) as soon as available, and in any event within forty-five (45) days after the end of each fiscal quarter of Borrower, company prepared consolidated balance sheet and income statement covering Borrower’s operations for such quarter certified by a Responsible Officer and in a form consistent with Borrower’s reporting in its SEC filings.

(f) within forty five (45) days after the earlier of (i) approval by Borrower’s Board of Directors or (ii) the last day of Borrower’s fiscal year, financial projections for the applicable fiscal year (on a quarterly basis) as approved by Borrower’s board of directors;

(g) as soon as available, and in any event within one hundred eighty (180) days following the end of Borrower’s fiscal year, audited consolidated financial statements prepared under GAAP, together with an opinion (with qualifications approved by Bank in writing, if any) on the financial statements from an independent certified public accounting firm reasonably acceptable to Bank; and

(h) as soon as available, through a publicly available link to its SEC filings posted on its company website copies of all periodic and other reports, proxy statements and other materials filed by Borrower with the SEC, any Governmental Authority succeeding to any or all of the functions of the SEC or with any national securities exchange, or distributed to its shareholders, as the case may be.

(i) within five (5) days of delivery, copies of all statements, reports and notices made available to any holders of Subordinated Debt;

(j) prompt report of any legal actions pending against Borrower or any of its Subsidiaries seeking damages, in each case, of Two Million Dollars ($2,000,000) or more; and

(k) other financial information reasonably requested by Bank.

Documents required to be delivered pursuant to the terms hereof (to the extent any such documents are included in materials otherwise filed with the SEC) may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date on which Borrower posts such documents, or provides a link thereto, on Borrower’s website on the Internet at Borrower’s website address.

6.3	Accounts Receivable.

(a) Schedules and Documents Relating to Accounts. Borrower shall deliver to Bank transaction reports and schedules of collections, as provided in Section 6.2, on Bank’s standard forms, prepared by Bank and confirmed in writing as accurate by Borrower; provided, however, that Borrower’s failure to execute and deliver the same shall not affect or limit Bank’s Lien and other rights in all of Borrower’s Accounts, nor shall Bank’s failure to advance or lend against a specific Account affect or limit Bank’s Lien and other rights therein. If requested by Bank, Borrower shall furnish Bank with copies (to the extent reasonably available) of all contracts, orders, invoices, and other similar documents, and all shipping instructions, delivery receipts, bills of lading, and other evidence of delivery, for any goods the sale or disposition of which gave rise to any Accounts. In addition, Borrower shall deliver to Bank, on its request, copies of all instruments, chattel paper, security agreements, guarantees and other documents and property evidencing or securing any Accounts, in the same form as received, with all necessary indorsements, and copies of all credit memos.

(b) Disputes. Borrower shall promptly notify Bank of all disputes or claims relating to Accounts in excess of Five Hundred Thousand Dollars ($500,000). Borrower may forgive (completely or partially), compromise, or settle any Account for less than payment in full, or agree to do any of the foregoing so long as (i) Borrower does so in good faith, in a commercially reasonable manner, in the ordinary course of business, in arm’s-length transactions, and reports the same to Bank upon final settlement; and (ii) no Event of Default has occurred and is continuing; and (iii) after taking into account all such discounts, settlements and forgiveness, the total outstanding Advances will not exceed the lesser of the Revolving Line or the Borrowing Base.

(c) Collection of Accounts. Borrower shall have the right to collect all Accounts, unless and until an Event of Default has occurred and is continuing and Bank is exercising remedies hereunder. All payments on, and proceeds of Accounts shall be shall be deposited directly by the applicable Account Debtor into a lockbox account, or via electronic deposit capture into a “blocked account” as specified by Bank (either such account, the “Cash Collateral Account”). Whether or not an Event of Default has occurred and is continuing, Borrower shall immediately deliver all payments on and proceeds of Accounts to the Cash Collateral Account.

(d) Returns. Provided no Event of Default has occurred and is continuing, if any Account Debtor returns any Inventory with a value in excess of Five Hundred Thousand Dollars ($500,000) to Borrower, Borrower shall promptly (i) determine the reason for such return, (ii) issue a credit memorandum to the Account

Debtor in the appropriate amount, and (iii) provide a copy of such credit memorandum to Bank, upon request from Bank. In the event any attempted return of Inventory occurs after the occurrence and during the continuance of any Event of Default, Borrower shall hold the returned Inventory in trust for Bank, and immediately notify Bank of the return of the Inventory.

(e) Verification. Bank may, from time to time during the continuance of an Event of Default, verify directly with the respective Account Debtors the validity, amount and other matters relating to the Accounts, either in the name of Borrower or Bank or such other name as Bank may choose, and notify any Account Debtor of Bank’s security interest in such Account.

(f) No Liability. Bank shall not be responsible or liable for any shortage or discrepancy in, damage to, or loss or destruction of, any goods, the sale or other disposition of which gives rise to an Account, or for any error, act, omission, or delay of any kind occurring in the settlement, failure to settle, collection or failure to collect any Account, or for settling any Account in good faith for less than the full amount thereof, nor shall Bank be deemed to be responsible for any of Borrower’s obligations under any contract or agreement giving rise to an Account. Nothing herein shall, however, relieve Bank from liability for its own gross negligence or willful misconduct.

6.4	Intentionally Omitted.

6.5 Taxes; Pensions. Timely file, and require each of its Subsidiaries to timely file, all required federal and material tax returns and reports and timely pay, and require each of its Subsidiaries to timely file, all foreign, federal, state and local taxes, assessments, deposits and contributions owed by Borrower and each of its Subsidiaries, except for taxes contested pursuant to the terms of Section 5.9 hereof, and shall deliver to Bank, on demand, appropriate certificates attesting to such payments, and pay all amounts necessary to fund all present pension, profit sharing and deferred compensation plans in accordance with their terms.

6.6 Access to Collateral; Books and Records. At reasonable times, on five (5) Business Days’ notice (provided no notice is required if an Event of Default has occurred and is continuing) at any time that the Liquidity Condition has not been met or an Event of Default has occurred and is continuing, Bank, or its agents, shall have the right to inspect the Collateral and the right to audit and copy Borrower’s Books. The foregoing inspections and audits shall (i) only be conducted if Borrower does not meet the Liquidity Condition and (ii) be conducted at Borrower’s expense and no more often than once every twelve (12) months unless an Event of Default has occurred and is continuing in which case such inspections and audits shall occur as often as Bank shall determine is necessary. The charge therefor shall be Eight Hundred Fifty Dollars ($850) per person per day (or such higher amount as shall represent Bank’s then-current standard charge for the same), plus reasonable and documented out-of-pocket expenses (but not to exceed Four Thousand Five Hundred Dollars ($4,500) per audit so long as no Event of Default has occurred and is continuing). In the event Borrower and Bank schedule an audit more than ten (10) days in advance, and Borrower cancels or seeks to reschedules the audit with less than ten (10) days written notice to Bank, then (without limiting any of Bank’s rights or remedies) Borrower shall pay Bank a fee of One Thousand Dollars ($1,000) plus any reasonable and documented out-of-pocket expenses incurred by Bank to compensate Bank for the anticipated costs and expenses of the cancellation or rescheduling.

6.7 Insurance. Keep its business and the Collateral insured for risks and in amounts standard for companies in Borrower’s industry and location and as Bank may reasonably request. Insurance policies shall be in a form, with companies, and in amounts that are reasonably satisfactory to Bank. All property policies shall have a lender’s loss payable endorsement showing Bank as an additional lender loss payee and waive subrogation against Bank, and all liability policies shall show, or have endorsements showing, Bank as an additional insured. All policies (or their respective endorsements) shall provide that the insurer must endeavor to give Bank at least thirty (30) days notice before canceling its policy. At Bank’s request, Borrower shall deliver copies of policies and evidence of all premium payments. So long as no Event of Default has occurred and is continuing, the proceeds payable under any casualty policy shall, at Borrower’s option, be payable to Borrower to replace or repair destroyed or damaged property or to purchase assets useful in the business of Borrower; provided that any such replaced or repaired property (i) shall be of equal or like value as the replaced or repaired Collateral and (ii) shall be deemed Collateral in which Bank has been granted a first priority security interest. After the occurrence and during the continuance of an Event of Default, all proceeds payable under such casualty policy shall, at the option of Bank, be payable to Bank, on account of the Obligations. If Borrower fails to obtain insurance as required under this Section 6.7 or to pay any amount or furnish any required proof of payment to third persons and Bank, Bank may make all or part of such payment or obtain such insurance policies required in this Section 6.7, and take any action under the policies Bank deems prudent.

6.8	Operating Accounts.

(a) Maintain its depository accounts, operating accounts, securities accounts and all foreign exchange transactions with Bank and Bank’s Affiliates which accounts shall represent at least the lesser of (i) seventy five percent (75%) of the dollar value of Borrower’s and its Subsidiaries’ accounts at all financial institutions or (ii) Forty Million Dollars ($40,000,000); provided, however, that Borrower’s obligation relating to foreign exchange transactions is subject to Bank providing commercially competitive exchange rates.

(b) Provide Bank five (5) days prior written notice before establishing any Collateral Account other than an Excluded Account at or with any bank or financial institution other than Bank or Bank’s Affiliates. For each Collateral Account, other than an Excluded Account, that Borrower at any time maintains, Borrower shall cause the applicable bank or financial institution (other than Bank) at or with which any Collateral Account is maintained to execute and deliver a Control Agreement or other appropriate instrument with respect to such Collateral Account to perfect Bank’s Lien in such Collateral Account in accordance with the terms hereunder which Control Agreement may not be terminated without the prior written consent of Bank.

6.9 Financial Covenants. Maintain one (1) of the following two (2) covenants, measured on a consolidated basis with respect to Borrower:

(a) Liquidity Ratio. A ratio of (i) Liquidity to (ii) the outstanding principal amount of the Advances and the Term Loans, of at least 1.50 to 1.00 at all times, measured on a monthly basis.

(b) Revenue. Revenue of not less than (i) Fifteen Million Nine Hundred Thousand Dollars ($15,900,000) for the calendar quarter ending June 30, 2014, (ii) Seventeen Million Five Hundred Seventy Five Thousand Dollars ($17,575,000) for the calendar quarter ending September 30, 2014 and (iii) Eighteen Million Fifty Thousand Dollars ($18,050,000) for the calendar quarter ending December 31, 2014.

Updated Revenue levels under subsection (b) above shall be reset by the mutual agreement of Borrower and Bank based on Borrower’s 2015 financial projections delivered to Bank in accordance with Section 6.2(f) above in a written amendment to this Agreement.

6.10 Protection of Intellectual Property Rights. Borrower shall use commercially reasonable efforts to protect, defend and maintain the validity and enforceability of its material Intellectual Property and shall not abandon any Intellectual Property material to its business.

6.11 Litigation Cooperation. Make available to Bank, without expense to Bank, Borrower and its officers, employees and agents and Borrower’s books and records, to the extent that Bank may deem them reasonably necessary to prosecute or defend any third-party suit or proceeding instituted by or against Bank with respect to any Collateral or relating to Borrower.

6.12 Notices of Default. Without limiting or contradicting any other more specific provision of this Agreement, promptly (and in any event within three (3) Business Days) upon Borrower becoming aware of the existence of any Event of Default or event which, with the giving of notice or passage of time, or both, would constitute an Event of Default, Borrower shall give written notice to Bank of such occurrence, which such notice shall include a reasonably detailed description of such Event of Default or event which, with the giving of notice or passage of time, or both, would constitute an Event of Default.

6.13 Creation/Acquisition of Subsidiaries. In the event Borrower or any Subsidiary creates or acquires any Subsidiary, Borrower and such Subsidiary shall promptly notify Bank of the creation or acquisition of such new Subsidiary and take all such action as may be reasonably required by Bank to cause each such domestic Subsidiary to guarantee the Obligations of Borrower under the Loan Documents and grant a continuing pledge and security interest in and to the assets of such Subsidiary (substantially as described on Exhibit A hereto); and Borrower shall grant and pledge to Bank a perfected security interest in the stock, units or other evidence of ownership of each direct Subsidiary (not to exceed sixty five percent (65%) of such stock units or other evidence of ownership in the case of a foreign Subsidiary).

6.14 Further Assurances. Execute any further instruments and take further action as Bank reasonably requests to perfect or continue Bank’s Lien in the Collateral or to effect the purposes of this Agreement. Deliver to Bank, within ten (10) days after the same are sent or received, copies of all material correspondence, reports, documents and other filings with any Governmental Authority regarding compliance with or maintenance of Governmental Approvals or Requirements of Law and that could reasonably be expected to result in a Material Adverse Change.

7	NEGATIVE COVENANTS

Borrower shall not do any of the following for so long as this Agreement remains in effect, Bank has an obligation to lend or there are outstanding Obligations (other than inchoate indemnity obligations) without Bank’s prior written consent:

7.1 Dispositions. Convey, sell, lease, transfer or otherwise dispose of (collectively, “Transfer”), or permit any of its Subsidiaries to Transfer, all or any part of its business or property, except for Transfers (a) of Inventory in the ordinary course of business; (b) of used, worn-out, damaged, obsolete or surplus Equipment; (c) in connection with Permitted Liens and Permitted Investments; and (d) of non-exclusive licenses or similar arrangements for the use of the property of Borrower or its Subsidiaries in the ordinary course of business, (e) licenses of Borrower’s Intellectual Property in the ordinary course of business, including without limitation, licenses of product to partnerships in bona fide collaborations, (f) of Accounts in connection with the compromise, settlement or collection thereof in the ordinary course of business (and not as part of a bulk sale or receivables financing), (g) resulting from any casualty or other damage to, or any taking under power of eminent domain or by condemnation or similar proceeding, (h) to a Borrower or a Subsidiary of a Borrower that has guaranteed the Obligations and granted a security interest in its assets in accordance with Section 6.10, (i) Transfers of Intellectual Property to HYPERION THERAPEUTICS IRELAND HOLDING LIMITED, (j) Transfers from one Subsidiary (other than HYPERION THERAPEUTICS IRELAND HOLDING LIMITED) to another Subsidiary or to Borrower, (k) Transfers not permitted by clauses (a) through (j) provided that the aggregate fair value of all assets transferred in reliance upon this Section 7.1(k) shall not exceed One Million Dollars ($1,000,000) in the aggregate in any fiscal year.

7.2 Changes in Business, Management, Ownership, or Business Locations. (a) Engage in or permit any of its Subsidiaries to engage in any business other than the businesses currently engaged in by Borrower and such Subsidiary, as applicable, or reasonably related thereto; (b) liquidate or dissolve; or (c) enter into any transaction or series of related transactions in which the stockholders of Borrower immediately prior to the first such transaction own less than thirty five percent (35%) of the voting stock of Borrower immediately after giving effect to such transaction or related series of such transactions. Borrower shall not, without at least five (5) Business Days (or such shorter period as the Bank may agree) prior written notice to Bank: (1) add any new offices or business locations, including warehouses (unless such new offices or business locations contain less than Two Million Dollars ($2,000,000) in Borrower’s assets or property), (2) change its jurisdiction of organization, (3) change its organizational structure or type, (4) change its legal name, or (5) change any organizational number (if any) assigned by its jurisdiction of organization.

7.3 Mergers or Acquisitions. Merge or consolidate, or permit any of its Subsidiaries to merge or consolidate, with any other Person, or acquire, or permit any of its Subsidiaries to acquire, all or substantially all of the capital stock or property of another Person, except for Permitted Acquisitions. Notwithstanding the foregoing a Subsidiary may merge or consolidate into another Subsidiary or into Borrower.

7.4 Indebtedness. Create, incur, assume, or be liable for any Indebtedness, or permit any Subsidiary to do so, other than Permitted Indebtedness.

7.5 Encumbrance. Create, incur, or allow any Lien on any of its property, or assign or convey any right to receive income, including the sale of any Accounts, or permit any of its Subsidiaries to do so, except for Permitted Liens, or, except as provided herein, permit any Collateral not to be subject to the first priority security interest granted herein. Borrower shall not sell, transfer, assign, mortgage, pledge, lease, grant a security interest in, or encumber, or enter into any agreement, document, instrument or other arrangement (except pursuant to the Loan Documents or in any other agreement with or in favor of Bank) with any Person which directly or indirectly prohibits or has the effect of prohibiting Borrower or any Subsidiary from selling, transferring, assigning, mortgaging, pledging, leasing, granting a security interest in or upon, or encumbering any of Borrower’s or any Subsidiary’s Intellectual Property, except as is otherwise permitted in Section 7.1 hereof and the definition of “Permitted Liens” herein or in connection with Subordinated Debt.

7.6 Maintenance of Collateral Accounts. Maintain any Collateral Account except pursuant to the terms of Section 6.8 hereof.

7.7 Distributions; Investments. (a) Directly or indirectly make any Investment other than Permitted Investments, or permit any of its Subsidiaries to do so; or (b) pay any dividends or make any distribution or payment or redeem, retire or purchase any capital stock provided that (i) Borrower may pay dividends solely in common stock; and (ii) Borrower may repurchase the stock of former employees or consultants pursuant to stock repurchase agreements so long as an Event of Default does not exist at the time of such repurchase and would not exist after giving effect to such repurchase, provided such repurchase does not exceed in the aggregate of One Million Dollars ($1,000,000) per fiscal year.

7.8 Transactions with Affiliates. Directly or indirectly enter into or permit to exist any material transaction with any Affiliate of Borrower, except for (i) equity or Subordinated Debt investments by Borrower’s investors, (ii) dispositions permitted by Section 7.1, (iii) investments permitted by Section 7.7 or (iv) transactions that are in the ordinary course of Borrower’s business, upon fair and reasonable terms that are no less favorable to Borrower than would be obtained in an arm’s length transaction with a non-affiliated Person.

7.9 Subordinated Debt. (a) Make or permit any payment on any Subordinated Debt, except under the terms of the subordination, intercreditor, or other similar agreement to which such Subordinated Debt is subject, or (b) amend any provision in any document relating to the Subordinated Debt which would adversely affect the subordination thereof to Obligations owed to the Bank.

7.10 Compliance. Become an “investment company” or a company controlled by an “investment company”, under the Investment Company Act of 1940, as amended, or undertake as one of its important activities extending credit to purchase or carry margin stock (as defined in Regulation U of the Board of Governors of the Federal Reserve System), or use the proceeds of any Credit Extension for that purpose; fail to meet the minimum funding requirements of ERISA, permit a Reportable Event or Prohibited Transaction, as defined in ERISA, to occur to the extent such occurrence would reasonably be expected to result in a Material Adverse Change; fail to comply with the Federal Fair Labor Standards Act or violate any other law or regulation, if the violation could reasonably be expected to result in a Material Adverse Change; withdraw or permit any Subsidiary to withdraw from participation in, permit partial or complete termination of, or permit the occurrence of any other event with respect to, any present pension, profit sharing and deferred compensation plan which could reasonably be expected to result in any material liability of Borrower, including any material liability to the Pension Benefit Guaranty Corporation or its successors or any other Governmental Authority.

8	EVENTS OF DEFAULT

Any one of the following shall constitute an event of default (an “Event of Default”) under this Agreement:

8.1 Payment Default. Borrower fails to (a) make any payment of principal or interest on any Credit Extension when due (other than as a result of Bank failing to debit Borrower’s account as provided in Section 2.7), or (b) pay or any other Obligations within three (3) Business Days after such Obligations are due and payable (which three (3) Business Day cure period shall not apply to payments due on the Revolving Line Maturity Date) (other than as a result of Bank failing to debit Borrower’s account as provided in Section 2.7). During the cure period, the failure to make or pay any payment specified under clause (b) hereunder is not an Event of Default (but no Credit Extension will be made during the cure period);

8.2	Covenant Default.

(a) Borrower fails or neglects to perform any obligation in Sections 6.2, 6.5, 6.7, 6.8 or 6.9 or violates any covenant in Section 7; or

(b) Borrower fails or neglects to perform, keep, or observe any other term, provision, condition, covenant or agreement contained in this Agreement or any Loan Documents, and as to any default (other than those specified in this Section 8) under such other term, provision, condition, covenant or agreement that can be cured, has failed to cure the default within ten (10) days after the occurrence thereof; provided, however, that if the default cannot by its nature be cured within the ten (10) day period or cannot after diligent attempts by Borrower be cured within such ten (10) day period, and such default is likely to be cured within a reasonable time, then Borrower shall have an additional period (which shall not in any case exceed thirty (30) days) to attempt to cure such default, and within such reasonable time period the failure to cure the default shall not be deemed an Event of Default (but no Credit Extensions shall be made during such cure period). Cure periods provided under this section shall not apply, among other things, to financial covenants or any other covenants set forth in clause (a) above;

8.3	Material Adverse Change. A Material Adverse Change occurs;

8.4	Attachment; Levy; Restraint on Business.

(a) (i) The service of process seeking to attach, by trustee or similar process, any funds of Borrower or of any Subsidiary on deposit or otherwise maintained with Bank or any Bank Affiliate, or (ii) a notice of lien, levy, or assessment is filed against any of Borrower’s assets by any Governmental Authority, and the same under subclauses (i) and (ii) hereof are not, within ten (10) Business Days after the occurrence thereof, discharged or stayed (whether through the posting of a bond or otherwise; provided, however, no Credit Extensions shall be made during any ten (10) day cure period; or

(b) (i) any material portion of Borrower’s assets is attached, seized, levied on, or comes into possession of a trustee or receiver, or (ii) any court order enjoins, restrains, or prevents Borrower from conducting any material part of its business;

8.5 Insolvency. (a) Borrower is unable to pay its debts (including trade debts) as they become due or otherwise becomes insolvent; (b) Borrower begins an Insolvency Proceeding; or (c) an Insolvency Proceeding is begun against Borrower and not dismissed or stayed within thirty (30) days (but no Credit Extensions shall be made while of any of the conditions described in clause (a) exist and/or until any Insolvency Proceeding is dismissed);

8.6 Other Agreements. There is a default in any agreement to which Borrower or any Guarantor is a party with a third party or parties resulting in a right by such third party or parties, whether or not exercised, to accelerate the maturity of any Indebtedness in an amount in excess of One Million Dollars ($1,000,000) or that could reasonably be expected to result in a Material Adverse Change.

8.7 Judgments. One or more final judgments, orders, or decrees for the payment of money in an amount, individually or in the aggregate, of at least One Million Dollars ($1,000,000) (not covered by independent third-party insurance as to which liability has not been rejected by the insurance carrier) shall be rendered against Borrower and the same are not, within ten (10) Business Days after the entry thereof, discharged or execution thereof stayed or bonded pending appeal, or such judgments are not discharged prior to the expiration of any such stay (provided that no Credit Extensions will be made prior to the discharge, stay, or bonding of such judgment, order, or decree);

8.8 Misrepresentations. Borrower or any Person acting for Borrower makes any representation, warranty, or other statement now or later in this Agreement, any Loan Document or in any writing delivered to Bank or to induce Bank to enter this Agreement or any Loan Document, and such representation, warranty, or other statement, when taken as a whole, is incorrect in any material respect when made;

8.9 Subordinated Debt. A default or breach occurs under any agreement between Borrower and any creditor of Borrower that signed a subordination, intercreditor, or other similar agreement with Bank, or any creditor that has signed such an agreement with Bank breaches any material terms of such agreement (to the extent not cured or waived); or

8.10 Governmental Approvals. Any Governmental Approval shall have been (a) revoked, rescinded, suspended, modified in an adverse manner or not renewed in the ordinary course for a full term or (b) subject to any decision by a Governmental Authority that designates a hearing with respect to any applications for renewal of any of such Governmental Approval or that could result in the Governmental Authority taking any of the actions described in clause (a) above, and such decision or such revocation, rescission, suspension, modification or non-renewal has resulted in, or could reasonably be expected to result in, a Material Adverse Change.

9	BANK’S RIGHTS AND REMEDIES

9.1 Rights and Remedies. Upon the occurrence and during the continuance of an Event of Default, Bank may, without notice or demand, do any or all of the following:

(a) declare all Obligations immediately due and payable (but if an Event of Default described in Section 8.5 occurs all Obligations are immediately due and payable without any action by Bank);

(b) stop advancing money or extending credit for Borrower’s benefit under this Agreement or under any other agreement between Borrower and Bank;

(c) demand that Borrower (i) deposit cash with Bank in an amount equal to at least one hundred ten percent (110%) of the Dollar Equivalent of the aggregate face amount of all Letters of Credit remaining undrawn (plus all interest, fees, and costs due or to become due in connection therewith (as estimated by Bank in its good faith business judgment)), to secure all of the Obligations relating to such Letters of Credit, as collateral security for the repayment of any future drawings under such Letters of Credit, and Borrower shall forthwith deposit and pay such amounts, and (ii) pay in advance all letter of credit fees scheduled to be paid or payable over the remaining term of any Letters of Credit;

(d) verify the amount of, demand payment of and performance under, and collect any Accounts and General Intangibles, settle or adjust disputes and claims directly with Account Debtors for amounts on terms and in any order that Bank considers advisable, and notify any Person owing Borrower money of Bank’s security interest in such funds;

(e) make any payments and do any acts it considers necessary or reasonable to protect the Collateral and/or its security interest in the Collateral. Borrower shall assemble the Collateral if Bank requests and make it available as Bank designates. Bank may enter premises where the Collateral is located, take and maintain possession of any part of the Collateral, and pay, purchase, contest, or compromise any Lien which appears to be prior or superior to its security interest and pay all expenses incurred. Borrower grants Bank a license to enter and occupy any of its premises, without charge, to exercise any of Bank’s rights or remedies;

(f) apply to the Obligations any (i) balances and deposits of Borrower it holds, or (ii) any amount held by Bank owing to or for the credit or the account of Borrower;

(g) ship, reclaim, recover, store, finish, maintain, repair, prepare for sale, advertise for sale, and sell the Collateral. Bank is hereby granted, effective solely upon an Event of Default and solely during the continuation of such Event of Default, a non-exclusive, non-transferable, non sublicenseable, royalty-free license or other right to use, without charge, Borrower’s labels, Patents, Copyrights, mask works, rights of use of any name, trade secrets, trade names, Trademarks, and advertising matter, or any similar intellectual property as it pertains to the Collateral, solely to the extent necessary for (i) completing production of any in-process inventory in the

Collateral in connection with the enforcement of its security interest and (ii) advertising for sale and selling any Collateral and, in connection with the enforcement of its security interest. In connection with Bank’s exercise of its rights under this Section, Borrower’s rights under all licenses and all franchise agreements inure to Bank, solely to the extent necessary for (A) completing production of any in-process inventory in the Collateral in connection with the enforcement of its security interest and (B) advertising for sale and selling any Collateral in connection with the enforcement of its security interest;

(h) place a “hold” on any account maintained with Bank and/or deliver a notice of exclusive control, any entitlement order, or other directions or instructions pursuant to any Control Agreement or similar agreements providing control of any Collateral;

(i) demand and receive possession of Borrower’s Books; and

(j) exercise all rights and remedies available to Bank under the Loan Documents or at law or equity, including all remedies provided under the Code (including disposal of the Collateral pursuant to the terms thereof).

9.2 Power of Attorney. Borrower hereby irrevocably appoints Bank as its lawful attorney-in-fact, exercisable only upon the occurrence and during the continuance of an Event of Default, to: (a) endorse Borrower’s name on any checks or other forms of payment or security; (b) sign Borrower’s name on any invoice or bill of lading for any Account or drafts against Account Debtors; (c) settle and adjust disputes and claims about the Accounts directly with Account Debtors, for amounts and on terms Bank determines reasonable; (d) make, settle, and adjust all claims under Borrower’s insurance policies; (e) pay, contest or settle any Lien, charge, encumbrance, security interest, and adverse claim in or to the Collateral, or any judgment based thereon, or otherwise take any action to terminate or discharge the same; and (f) transfer the Collateral into the name of Bank or a third party as the Code permits. Borrower hereby appoints Bank as its lawful attorney-in-fact to sign Borrower’s name on any documents necessary to perfect or continue the perfection of Bank’s security interest in the Collateral regardless of whether an Event of Default has occurred until all Obligations have been satisfied in full and Bank is under no further obligation to make Credit Extensions hereunder. Bank’s foregoing appointment as Borrower’s attorney in fact, and all of Bank’s rights and powers, coupled with an interest, are irrevocable until all Obligations have been fully repaid and performed and Bank’s obligation to provide Credit Extensions terminates.

9.3 Protective Payments. If Borrower fails to obtain the insurance called for by Section 6.7 or fails to pay any premium thereon or fails to pay any other amount which Borrower is obligated to pay under this Agreement or any other Loan Document, Bank may obtain such insurance or make such payment, and all amounts so paid by Bank are Bank Expenses and immediately due and payable, bearing interest at the then highest rate applicable to the Obligations, and secured by the Collateral. Bank will make reasonable efforts to provide Borrower with notice of Bank obtaining such insurance at the time it is obtained or within a reasonable time thereafter. No payments by Bank are deemed an agreement to make similar payments in the future or Bank’s waiver of any Event of Default.

9.4 Application of Payments and Proceeds. Unless an Event of Default has occurred and is continuing, Bank shall apply any funds in its possession, whether from Borrower account balances, payments, or proceeds realized as the result of any collection of Accounts or other disposition of the Collateral, first, to Bank Expenses; second, to the interest due upon any of the Obligations; and third, to the principal of the Obligations and any applicable fees and other charges, in such order as Bank shall determine in its sole discretion. Any surplus shall be paid to Borrower or other Persons legally entitled thereto; Borrower shall remain liable to Bank for any deficiency. If an Event of Default has occurred and is continuing, Bank shall have the right to apply any funds in its possession, whether from Borrower account balances, payments, proceeds realized as the result of any collection of Accounts or other disposition of the Collateral, or otherwise, to the Obligations in such order as Bank shall determine in its sole discretion. Bank shall pay any surplus to Borrower by credit to the Designated Deposit Account or to other Persons legally entitled thereto; Borrower shall remain liable to Bank for any deficiency. If Bank, directly or indirectly, enters into a deferred payment or other credit transaction with any purchaser at any sale of Collateral, Bank shall have the option, exercisable at any time, of either reducing the Obligations by the principal amount of the purchase price or deferring the reduction of the Obligations until the actual receipt by Bank of cash therefor.

9.5 Bank’s Liability for Collateral. So long as Bank complies with reasonable banking practices regarding the safekeeping of the Collateral in the possession or under the control of Bank, Bank shall not be liable or responsible for: (a) the safekeeping of the Collateral; (b) any loss or damage to the Collateral; (c) any diminution in the value of the Collateral; or (d) any act or default of any carrier, warehouseman, bailee, or other Person. Borrower bears all risk of loss, damage or destruction of the Collateral.

9.6 No Waiver; Remedies Cumulative. Bank’s failure, at any time or times, to require strict performance by Borrower of any provision of this Agreement or any other Loan Document shall not waive, affect, or diminish any right of Bank thereafter to demand strict performance and compliance herewith or therewith. No waiver hereunder shall be effective unless signed by the party granting the waiver and then is only effective for the specific instance and purpose for which it is given. Bank’s rights and remedies under this Agreement and the other Loan Documents are cumulative. Bank has all rights and remedies provided under the Code, by law, or in equity. Bank’s exercise of one right or remedy is not an election and shall not preclude Bank from exercising any other remedy under this Agreement or other remedy available at law or in equity. Bank’s delay in exercising any remedy is not a waiver, election, or acquiescence.

9.7 Demand Waiver. Borrower waives demand, notice of default or dishonor, notice of payment and nonpayment, notice of any default, nonpayment at maturity, release, compromise, settlement, extension, or renewal of accounts, documents, instruments, chattel paper, and guarantees held by Bank on which Borrower is liable.

10	NOTICES

All notices, consents, requests, approvals, demands, or other communication by any party to this Agreement or any other Loan Document must be in writing and shall be deemed to have been validly served, given, or delivered: (a) upon the earlier of actual receipt and three (3) Business Days after deposit in the U.S. mail, first class, registered or certified mail return receipt requested, with proper postage prepaid; (b) upon transmission, when sent by electronic mail or facsimile transmission; (c) one (1) Business Day after deposit with a reputable overnight courier with all charges prepaid; or (d) when delivered, if hand-delivered by messenger, all of which shall be addressed to the party to be notified and sent to the address, facsimile number, or electronic mail address indicated below. Bank or Borrower may change its mailing or electronic mail address or facsimile number by giving the other party written notice thereof in accordance with the terms of this Section 10.

	If to Borrower:	HYPERION THERAPEUTICS, INC. 2000 Sierra Point Parkway, 4th floor Brisbane, CA 94005 Attn: Jeff Farrow Tel.: (650) 745-7816 Fax: (650) 887-1827 Email: Jeff.Farrow@hyperiontx.com

If to Bank:		SILICON VALLEY BANK 555 Mission Street Suite 900 San Francisco, CA 94105 Attn: Jennifer Friel Goldstein Tel: (415) 764-3113 Email: jgoldstein@svb.com

11	CHOICE OF LAW, VENUE, JURY TRIAL WAIVER AND JUDICIAL REFERENCE

Except as otherwise expressly provided in any of the Loan Documents, California law governs the Loan Documents without regard to principles of conflicts of law. Borrower and Bank each submit to the exclusive jurisdiction of the State and Federal courts in Santa Clara County, California; provided, however, that nothing in this Agreement shall be deemed to operate to preclude Bank from bringing suit or taking other legal action in any other jurisdiction to realize on the Collateral or any other security for the Obligations, or to enforce a judgment or other court order in favor of Bank. Borrower expressly submits and consents in advance to such jurisdiction in any action or suit commenced in any such court, and Borrower hereby waives any objection that it may have based upon lack of personal jurisdiction, improper venue, or forum non conveniens and hereby consents to the granting of such legal or equitable relief as is deemed appropriate by such court. Borrower hereby waives personal service of the summons, complaints, and other process issued in such action or suit and agrees that service of such summons, complaints, and other process may be made by registered or certified mail addressed to Borrower at the address set forth in, or subsequently provided by Borrower in accordance with, Section 10 of this Agreement and that service so made shall be deemed completed upon the earlier to occur of Borrower’s actual receipt thereof or three (3) days after deposit in the U.S. mails, proper postage prepaid.

TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW,] BORROWER AND BANK EACH WAIVE THEIR RIGHT TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION ARISING OUT OF OR BASED UPON THIS AGREEMENT, THE LOAN DOCUMENTS OR ANY CONTEMPLATED TRANSACTION, INCLUDING CONTRACT, TORT, BREACH OF DUTY AND ALL OTHER CLAIMS. THIS WAIVER IS A MATERIAL INDUCEMENT FOR BOTH PARTIES TO ENTER INTO THIS AGREEMENT. EACH PARTY HAS REVIEWED THIS WAIVER WITH ITS COUNSEL.

WITHOUT INTENDING IN ANY WAY TO LIMIT THE PARTIES’ AGREEMENT TO WAIVE THEIR RESPECTIVE RIGHT TO A TRIAL BY JURY, if the above waiver of the right to a trial by jury is not enforceable, the parties hereto agree that any and all disputes or controversies of any nature between them arising at any time shall be decided by a reference to a private judge, mutually selected by the parties (or, if they cannot agree, by the Presiding Judge of the Santa Clara County, California Superior Court) appointed in accordance with California Code of Civil Procedure § 638 (or pursuant to comparable provisions of federal law if the dispute falls within the exclusive jurisdiction of the federal courts), sitting without a jury, in Santa Clara County, California; and the parties hereby submit to the jurisdiction of such court. The reference proceedings shall be conducted pursuant to and in accordance with the provisions of California Code of Civil Procedure Sections 638 through 645.1, inclusive. The private judge shall have the power, among others, to grant provisional relief, including without limitation, entering temporary restraining orders, issuing preliminary and permanent injunctions and appointing receivers. All such proceedings shall be closed to the public and confidential and all records relating thereto shall be permanently sealed. If during the course of any dispute, a party desires to seek provisional relief, but a judge has not been appointed at that point pursuant to the judicial reference procedures, then such party may apply to the Santa Clara County, California Superior Court for such relief. The proceeding before the private judge shall be conducted in the same manner as it would be before a court under the rules of evidence applicable to judicial proceedings. The parties shall be entitled to discovery which shall be conducted in the same manner as it would be before a court under the rules of discovery applicable to judicial proceedings. The private judge shall oversee discovery and may enforce all discovery rules and orders applicable to judicial proceedings in the same manner as a trial court judge. The parties agree that the selected or appointed private judge shall have the power to decide all issues in the action or proceeding, whether of fact or of law, and shall report a statement of decision thereon pursuant to California Code of Civil Procedure Section 644(a). Nothing in this paragraph shall limit the right of any party at any time to exercise self-help remedies, foreclose against collateral, or obtain provisional remedies. The private judge shall also determine all issues relating to the applicability, interpretation, and enforceability of this paragraph.

This Section 11 shall survive the termination of this Agreement.

12	GENERAL PROVISIONS

12.1 Termination Prior to Revolving Line Maturity Date; Survival. All covenants, representations and warranties made in this Agreement continue in full force until this Agreement has terminated pursuant to its terms, Bank has no further obligation to lend and there are no outstanding Obligations (other than inchoate indemnity obligations which, by their terms, are to survive the termination of this Agreement, and any Obligations under Bank Services Agreements that are cash collateralized in accordance with Section 4.1 of this Agreement). So long as Borrower has satisfied the Obligations (other than inchoate indemnity obligations any other obligations which, by their terms, are to survive the termination of this Agreement, and any Obligations under Bank Services Agreements that are cash collateralized in accordance with Section 4.1 of this Agreement), this Agreement may be terminated prior to the Revolving Line Maturity Date by Borrower, effective three (3) Business Days after written notice of termination is given to Bank (or such shorter period as Bank may agree). Those obligations that are expressly specified in this Agreement as surviving this Agreement’s termination shall continue to survive notwithstanding this Agreement’s termination.

12.2 Successors and Assigns. This Agreement binds and is for the benefit of the successors and permitted assigns of each party. Borrower may not assign this Agreement or any rights or obligations under it without Bank’s prior written consent (which may be granted or withheld in Bank’s discretion). Bank has the right, without the consent of or notice to Borrower, to sell, transfer, assign, negotiate, or grant participation in all or any part of, or any interest in, Bank’s obligations, rights, and benefits under this Agreement and the other Loan Documents.

12.3 Indemnification. Borrower agrees to indemnify, defend and hold Bank and its directors, officers, employees, agents, attorneys, or any other Person affiliated with or representing Bank (each, an “Indemnified Person”) harmless against: (i) all obligations, demands, claims, and liabilities (collectively, “Claims”) claimed or asserted by any other party in connection with the transactions contemplated by the Loan Documents; and (ii) all losses or reasonable and documented out-of-pocket expenses (including Bank Expenses) in any way suffered, incurred, or paid by such Indemnified Person as a result of, following from, consequential to, or arising from transactions between Bank and Borrower (including reasonable and documented out-of-pocket attorneys’ fees and expenses), except for Claims and/or losses directly caused by such Indemnified Person’s gross negligence or willful misconduct.

This Section 12.3 shall survive until all statutes of limitation with respect to the Claims, losses, and expenses for which indemnity is given shall have run.

12.4 Time of Essence. Time is of the essence for the performance of all Obligations in this Agreement.

12.5 Severability of Provisions. Each provision of this Agreement is severable from every other provision in determining the enforceability of any provision.

12.6 Correction of Loan Documents. Bank may correct patent errors and fill in any blanks in the Loan Documents consistent with the agreement of the parties so long as Bank provides Borrower with written notice of such correction and allows Borrower at least ten (10) days to object to such correction. In the event of such objection, such correction shall not be made except by an amendment signed by both Bank and Borrower.

12.7 Amendments in Writing; Waiver; Integration. No purported amendment or modification of any Loan Document, or waiver, discharge or termination of any obligation under any Loan Document, shall be enforceable or admissible unless, and only to the extent, expressly set forth in a writing signed by the party against which enforcement or admission is sought. Without limiting the generality of the foregoing, no oral promise or statement, nor any action, inaction, delay, failure to require performance or course of conduct shall operate as, or evidence, an amendment, supplement or waiver or have any other effect on any Loan Document. Any waiver granted shall be limited to the specific circumstance expressly described in it, and shall not apply to any subsequent or other circumstance, whether similar or dissimilar, or give rise to, or evidence, any obligation or commitment to grant any further waiver. The Loan Documents represent the entire agreement about this subject matter and supersede prior negotiations or agreements. All prior agreements, understandings, representations, warranties, and negotiations between the parties about the subject matter of the Loan Documents merge into the Loan Documents.

12.8 Counterparts. This Agreement may be executed in any number of counterparts and by different parties on separate counterparts, each of which, when executed and delivered, is an original, and all taken together, constitute one Agreement.

12.9 Confidentiality. In handling any confidential information, Bank shall exercise the same degree of care that it exercises for its own proprietary information, but disclosure of information may be made: (a) to Bank’s Subsidiaries or Affiliates (such Subsidiaries and Affiliates, together with Bank, collectively, “Bank Entities”); (b) to prospective transferees or purchasers of any interest in the Credit Extensions (provided, however, Bank shall obtain any prospective transferee’s or purchaser’s agreement to the terms of this provision); (c) as required by law, regulation, subpoena, or other order; (d) to Bank’s regulators or as otherwise required in connection with Bank’s examination or audit; (e) as Bank considers appropriate in exercising remedies under the Loan Documents; and (f) to third-party service providers of Bank so long as such service providers have executed a confidentiality agreement with Bank with terms no less restrictive than those contained herein. Confidential information does not include information that is either: (i) in the public domain or in Bank’s possession when disclosed to Bank, or becomes part of the public domain (other than as a result of its disclosure by Bank in violation of this Agreement) after disclosure to Bank; or (ii) disclosed to Bank by a third party, if Bank does not know that the third party is prohibited from disclosing the information.

Bank Entities may use confidential information for the development of databases, reporting purposes, and market analysis so long as such confidential information is aggregated and anonymized prior to distribution unless otherwise expressly permitted by Borrower. The provisions of the immediately preceding sentence shall survive the termination of this Agreement.

12.10 Attorneys’ Fees, Costs and Expenses. In any action or proceeding between Borrower and Bank arising out of or relating to the Loan Documents, the prevailing party shall be entitled to recover its reasonable and documented out-of-pocket attorneys’ fees and other reasonable and documented costs and expenses incurred, in addition to any other relief to which it may be entitled.

12.11 Electronic Execution of Documents. The words “execution,” “signed,” “signature” and words of like import in any Loan Document shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity and enforceability as a manually executed signature or the use of a paper-based recordkeeping systems, as the case may be, to the extent and as provided for in any applicable law, including, without limitation, any state law based on the Uniform Electronic Transactions Act.

12.12 Captions. The headings used in this Agreement are for convenience only and shall not affect the interpretation of this Agreement.

12.13 Construction of Agreement. The parties mutually acknowledge that they and their attorneys have participated in the preparation and negotiation of this Agreement. In cases of uncertainty this Agreement shall be construed without regard to which of the parties caused the uncertainty to exist.

12.14 Relationship. The relationship of the parties to this Agreement is determined solely by the provisions of this Agreement. The parties do not intend to create any agency, partnership, joint venture, trust, fiduciary or other relationship with duties or incidents different from those of parties to an arm’s-length contract.

12.15 Third Parties. Nothing in this Agreement, whether express or implied, is intended to: (a) confer any benefits, rights or remedies under or by reason of this Agreement on any persons other than the express parties to it and their respective permitted successors and assigns; (b) relieve or discharge the obligation or liability of any person not an express party to this Agreement; or (c) give any person not an express party to this Agreement any right of subrogation or action against any party to this Agreement.

13	DEFINITIONS

13.1 Definitions. As used in the Loan Documents, the word “shall” is mandatory, the word “may” is permissive, the word “or” is not exclusive, the words “includes” and “including” are not limiting, the singular includes the plural, and numbers denoting amounts that are set off in brackets are negative. As used in this Agreement, the following capitalized terms have the following meanings:

“Account” is any “account” as defined in the Code with such additions to such term as may hereafter be made, and includes, without limitation, all accounts receivable and other sums owing to Borrower.

“Account Debtor” is any “account debtor” as defined in the Code with such additions to such term as may hereafter be made.

“Advance” or “Advances” means a revolving credit loan (or revolving credit loans) under the Revolving Line.

“Affiliate” is, with respect to any Person, each other Person that owns or controls directly or indirectly the Person, any Person that controls or is controlled by or is under common control with the Person, and each of that Person’s senior executive officers, directors, partners and, for any Person that is a limited liability company, that Person’s managers and members.

“Agreement” is defined in the preamble hereof.

“Authorized Signer” is any individual listed in Borrower’s Borrowing Resolution who is authorized to execute the Loan Documents, including any Advance request, on behalf of Borrower.

“Availability Amount” is (a) the lesser of (i) the Revolving Line or (ii) the amount available under the Borrowing Base minus (b) the outstanding principal balance of any Advances.

“Bank” is defined in the preamble hereof.

“Bank Entities” is defined in Section 12.9.

“Bank Expenses” are all audit fees and all reasonable and documented out-of-pocket expenses and costs (including reasonable and documented out-of-pocket attorneys’ fees and expenses) for preparing, amending, negotiating, administering, defending and enforcing the Loan Documents (including, without limitation, those incurred in connection with appeals or Insolvency Proceedings) or otherwise incurred with respect to Borrower.

“Bank Services” are any products, credit services, and/or financial accommodations previously, now, or hereafter provided to Borrower or any of its Subsidiaries by Bank or any Bank Affiliate, including, without limitation, any letters of credit, cash management services (including, without limitation, merchant services, direct deposit of payroll, business credit cards, and check cashing services), interest rate swap arrangements, and foreign exchange services as any such products or services may be identified in Bank’s various agreements related thereto (each, a “Bank Services Agreement”).

“Borrower” is defined in the preamble hereof.

“Borrower’s Books” are all Borrower’s books and records including ledgers, federal and state tax returns, records regarding Borrower’s assets or liabilities, the Collateral, business operations or financial condition, and all computer programs or storage or any equipment containing such information.

“Borrowing Base” is eighty five percent (85%) of Eligible Accounts as determined by Bank from Borrower’s most recent Transaction Report; provided, however, that, after Bank has made reasonable efforts to consult with Borrower, Bank has the right to decrease the foregoing percentage in its good faith business judgment to mitigate the impact of events, conditions, contingencies, or risks which may adversely affect the Collateral or its value.

“Borrowing Resolutions” are, with respect to any Person, those resolutions substantially in the form attached hereto as Exhibit C.

“Business Day” is any day that is not a Saturday, Sunday or a day on which Bank is closed.

“Cash Equivalents” means any of the following:

(a) direct obligations of, or obligations the principal of and interest on which are unconditionally guaranteed by, the United States of America (or by any agency thereof to the extent such obligations are backed by the full faith and credit of the United States of America), in each case maturing within one (1) year from the date of acquisition thereof;

(b) investments in commercial paper maturing within three hundred sixty five (365) days from the date of acquisition thereof and having, at such date of acquisition, a credit rating from S&P or Moody’s .of at least A2 or P2, respectively;

(c) investments in certificates of deposit, banker’s acceptances and time deposits maturing within three hundred sixty five (365) days from the date of acquisition thereof issued or guaranteed by or placed with, and money market deposit accounts issued or offered by, any domestic office of any commercial bank organized under the laws of the United States of America or any State thereof that has a combined capital and surplus and undivided profits of not less than Five Hundred Million Dollars ($500,000,000);

(d) fully collateralized repurchase agreements with a term of not more than 30 days for securities described in clause (a) above and entered into with a financial institution satisfying the criteria described in clause (c) above; and

(e) investments in money market funds that comply with the criteria set forth in SEC Rule 2a-7 under the Investment Company Act of 1940, as amended, substantially all of whose assets are invested in investments of the type described in clauses (a) through (d) above.

“Claims” is defined in Section 12.3.

“Code” is the Uniform Commercial Code, as the same may, from time to time, be enacted and in effect in the State of California; provided, that, to the extent that the Code is used to define any term herein or in any Loan Document and such term is defined differently in different Articles or Divisions of the Code, the definition of such term contained in Article or Division 9 shall govern; provided further, that in the event that, by reason of mandatory provisions of law, any or all of the attachment, perfection, or priority of, or remedies with respect to, Bank’s Lien on any Collateral is governed by the Uniform Commercial Code in effect in a jurisdiction other than the State of California, the term “Code” shall mean the Uniform Commercial Code as enacted and in effect in such other jurisdiction solely for purposes of the provisions thereof relating to such attachment, perfection, priority, or remedies and for purposes of definitions relating to such provisions.

“Collateral” is any and all properties, rights and assets of Borrower described on Exhibit A.

“Collateral Account” is any Deposit Account, Securities Account, or Commodity Account.

“Commodity Account” is any “commodity account” as defined in the Code with such additions to such term as may hereafter be made.

“Compliance Certificate” is that certain certificate substantially in the form attached hereto as Exhibit D.

“Contingent Obligation” is, for any Person, any direct or indirect liability, contingent or not, of that Person for (a) any indebtedness, lease, dividend, letter of credit or other obligation of another such as an obligation, in each case, directly or indirectly guaranteed, endorsed, co-made, discounted or sold with recourse by that Person, or for which that Person is directly or indirectly liable; (b) any obligations for undrawn letters of credit for the account of that Person; and (c) all obligations from any interest rate, currency or commodity swap agreement, interest rate cap or collar agreement, or other agreement or arrangement designated to protect a Person against fluctuation in interest rates, currency exchange rates or commodity prices; but “Contingent Obligation” does not include endorsements in the ordinary course of business. The amount of a Contingent Obligation is the stated or determined amount of the primary obligation for which the Contingent Obligation is made or, if not determinable, the maximum reasonably anticipated liability for it determined by the Person in good faith; but the amount may not exceed the maximum of the obligations under any guarantee or other support arrangement.

“Control Agreement” is any control agreement entered into among the depository institution at which Borrower maintains a Deposit Account or the securities intermediary or commodity intermediary at which Borrower maintains a Securities Account or a Commodity Account, Borrower, and Bank pursuant to which Bank obtains control (within the meaning of the Code) over such Deposit Account, Securities Account, or Commodity Account.

“Copyrights” are any and all copyright rights, copyright applications, copyright registrations and like protections in each work of authorship and derivative work thereof, whether published or unpublished and whether or not the same also constitutes a trade secret.

“Credit Extension” is any Advance, any Overadvance, Term Loan or any other extension of credit by Bank for Borrower’s benefit.

“Default Rate” is defined in Section 2.5(b).

“Deferred Revenue” is all amounts received or invoiced in advance of performance under contracts and not yet recognized as revenue.

“Deposit Account” is any “deposit account” as defined in the Code with such additions to such term as may hereafter be made.

“Designated Deposit Account” is the multicurrency account denominated in Dollars, account number xxxxxx1673, maintained by Borrower with Bank.

“Dollars,” “dollars” or use of the sign “$” means only lawful money of the United States and not any other currency, regardless of whether that currency uses the “$” sign to denote its currency or may be readily converted into lawful money of the United States.

“Domestic Subsidiary” means a Subsidiary organized under the laws of the United States or any state or territory thereof or the District of Columbia.

“Draw Period” is the period of time from the Effective Date through July 18, 2015

“Effective Date” is defined in the preamble hereof.

“Effective Date Term Loan” is defined in Section 2.3(a).

“Eligible Accounts” means Accounts (including Off Balance Sheet A/R) which arise in the ordinary course of Borrower’s business that meet all Borrower’s representations and warranties in Section 5.3. Bank reserves the right at any time after the Effective Date, after Bank has made reasonable efforts to consult with Borrower, to adjust any of the criteria set forth below and to establish new criteria in its good faith business judgment. Unless Bank otherwise agrees in writing, Eligible Accounts shall not include:

(a) Accounts for which the Account Debtor is Borrower’s Affiliate, officer, employee, or agent;

(b) Accounts that the Account Debtor has not paid within ninety (90) days of invoice date regardless of invoice payment period terms;

(c) Accounts with credit balances over ninety (90) days from invoice date;

(d) Accounts owing from an Account Debtor if fifty percent (50%) or more of the Accounts owing from such Account Debtor have not been paid within ninety (90) days of invoice date;

(e) Accounts owing from an Account Debtor which does not have its principal place of business in the United States unless such Accounts are otherwise Eligible Accounts and such Accounts do not exceed fifty percent (50%) of the Borrowing Base;

(f) Accounts billed from and/or payable to Borrower outside of the United States unless Bank has a first priority, perfected security interest or other enforceable Lien in such Accounts under all applicable laws, including foreign laws (sometimes called foreign invoiced accounts);

(g) Accounts owing from an Account Debtor to the extent that Borrower is indebted or obligated in any manner to the Account Debtor (as creditor, lessor, supplier or otherwise - sometimes called “contra” accounts, accounts payable, customer deposits or credit accounts) but only at any time when Borrower has not met the Liquidity Condition;

(h) Accounts owing from an Account Debtor which is a United States government entity or any department, agency, or instrumentality thereof unless Borrower has assigned its payment rights to Bank and the assignment has been acknowledged under the Federal Assignment of Claims Act of 1940, as amended;

(i) Accounts for demonstration or promotional equipment, or in which goods are consigned, or sold on a “sale guaranteed”, “sale or return”, “sale on approval”, or other terms if Account Debtor’s payment may be conditional;

(j) Accounts owing from an Account Debtor where goods or services have not yet been rendered to the Account Debtor (sometimes called memo billings or pre-billings);

(k) Accounts subject to contractual arrangements between Borrower and an Account Debtor where payments shall be scheduled or due according to completion or fulfillment requirements where the Account Debtor has a right of offset for damages suffered as a result of Borrower’s failure to perform in accordance with the contract (sometimes called contracts accounts receivable, progress billings, milestone billings, or fulfillment contracts);

(l) Accounts owing from an Account Debtor the amount of which may be subject to withholding based on the Account Debtor’s satisfaction of Borrower’s complete performance (but only to the extent of the amount withheld; sometimes called retainage billings);

(m) Accounts subject to trust provisions, subrogation rights of a bonding company, or a statutory trust;

(n) Accounts owing from an Account Debtor that has been invoiced for goods that have not been shipped to the Account Debtor unless Bank, Borrower, and the Account Debtor have entered into an agreement acceptable to Bank wherein the Account Debtor acknowledges that (i) it has title to and has ownership of the goods wherever located, (ii) a bona fide sale of the goods has occurred, and (iii) it owes payment for such goods in accordance with invoices from Borrower (sometimes called “bill and hold” accounts);

(o) Accounts for which the Account Debtor has not been invoiced;

(p) Accounts that represent non-trade receivables or that are derived by means other than in the ordinary course of Borrower’s business;

(q) Accounts for which Borrower has permitted Account Debtor’s payment to extend beyond 90 days;

(r) Accounts arising from chargebacks, debit memos or other payment deductions taken by an Account Debtor;

(s) Accounts arising from product returns and/or exchanges (sometimes called “warranty” or “RMA” accounts);

(t) Accounts in which the Account Debtor disputes liability or makes any claim (but only up to the disputed or claimed amount), or if the Account Debtor is subject to an Insolvency Proceeding, or becomes insolvent, or goes out of business;

(u) Accounts owing from an Account Debtor with respect to which Borrower has received Deferred Revenue (but only to the extent of such Deferred Revenue);

(v) Accounts owing from an Account Debtor (other than ASD Healthcare, which is permitted up to one hundred percent (100%) of all Accounts), whose total obligations to Borrower exceed twenty-five percent (25%) of all Accounts, for the amounts that exceed that percentage, unless Bank approves in writing; and

(w) Accounts for which Bank in its good faith business judgment after inquiry and consultation with Borrower determines collection to be doubtful, including, without limitation, accounts represented by “refreshed” or “recycled” invoices.

“Equipment” is all “equipment” as defined in the Code with such additions to such term as may hereafter be made, and includes without limitation all machinery, fixtures, goods, vehicles (including motor vehicles and trailers), and any interest in any of the foregoing.

“ERISA” is the Employee Retirement Income Security Act of 1974, and its regulations.

“Event of Default” is defined in Section 8.

“Exchange Act” is the Securities Exchange Act of 1934, as amended.

“Excluded Account” means any (a) deposit accounts exclusively used for payroll, payroll taxes and other employee wage and benefit payments to or for the benefit of Borrower’s, or any of its Subsidiaries’, employees and identified to Collateral Agent by Borrower as such, (b) deposit accounts maintained outside of the United States; or (c) domestic deposit accounts with average daily balances of less than (i) Five Hundred Thousand Dollars ($500,000) individually or (ii) One Million Dollars ($1,000,000) in the aggregate.

“Existing Loan Agreement” means that certain Loan and Security Agreement between Bank as Administrative Agent and the Lenders listed on Schedule 1.1 thereto including Bank and LEADER LENDING, LLC – SERIES B and Borrower dated as of April 19, 2012.

“Final Payment Percentage” is six and three quarters of one percent (6.75%).

“Foreign Currency” means lawful money of a country other than the United States.

“Foreign Subsidiary” means any Subsidiary which is not a Domestic Subsidiary.

“Funding Date” is any date on which a Credit Extension is made to or for the account of Borrower which shall be a Business Day.

“GAAP” is generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other Person as may be approved by a significant segment of the accounting profession, which are applicable to the circumstances as of the date of determination.

“General Intangibles” is all “general intangibles” as defined in the Code in effect on the date hereof with such additions to such term as may hereafter be made, and includes without limitation, all Intellectual Property, claims, income and other tax refunds, security and other deposits, payment intangibles, contract rights, options to purchase or sell real or personal property, rights in all litigation presently or hereafter pending (whether in contract, tort or otherwise), insurance policies (including without limitation key man, property damage, and business interruption insurance), payments of insurance and rights to payment of any kind.

“Governmental Approval” is any consent, authorization, approval, order, license, franchise, permit, certificate, accreditation, registration, filing or notice, of, issued by, from or to, or other act by or in respect of, any Governmental Authority.

“Governmental Authority” is any nation or government, any state or other political subdivision thereof, any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative functions of or pertaining to government, any securities exchange and any self-regulatory organization.

“Guarantor” is any Person providing a Guaranty in favor of Bank.

“Guaranty” is any guarantee of all or any part of the Obligations, as the same may from time to time be amended, restated, modified or otherwise supplemented.

“Indebtedness” is (a) indebtedness for borrowed money or the deferred price of property or services, such as reimbursement and other obligations for surety bonds and letters of credit, (b) obligations evidenced by notes, bonds, debentures or similar instruments, (c) capital lease obligations, and (d) Contingent Obligations.

“Indemnified Person” is defined in Section 12.3.

“Insolvency Proceeding” is any proceeding by or against any Person under the United States Bankruptcy Code, or any other bankruptcy or insolvency law, including assignments for the benefit of creditors, compositions, extensions generally with its creditors, or proceedings seeking reorganization, arrangement, or other relief.

“Intellectual Property” means, with respect to any Person, means all of such Person’s right, title, and interest in and to the following:

(a) its owned and exclusively licensed Copyrights, Trademarks and Patents;

(b) any and all trade secrets and trade secret rights, including, without limitation, any rights to unpatented inventions, know-how, operating manuals;

(c) any and all source code;

(d) any and all design rights which may be available to such Person;

(e) any and all claims for damages by way of past, present and future infringement of any of the foregoing, with the right, but not the obligation, to sue for and collect such damages for said use or infringement of the Intellectual Property rights identified above; and

(f) all amendments, renewals and extensions of any of the Copyrights, Trademarks or Patents.

“Inventory” is all “inventory” as defined in the Code in effect on the date hereof with such additions to such term as may hereafter be made, and includes without limitation all merchandise, raw materials, parts, supplies, packing and shipping materials, work in process and finished products, including without limitation such inventory as is temporarily out of Borrower’s custody or possession or in transit and including any returned goods and any documents of title representing any of the above.

“Investment” is any beneficial ownership interest in any Person (including stock, partnership interest or other securities), and any loan, advance or capital contribution to any Person.

“IRC” is the Internal Revenue Code of 1986, as amended, and any successor thereto.

“IRS” is the Internal Revenue Service, or any successor thereto.

“Irish Share Pledge Documents” means Irish law documents evidencing a pledge by Borrower of sixty five percent (65%) of the issued and outstanding equity securities of HYPERION THERAPEUTICS IRELAND HOLDING LIMITED in form and substance reasonably acceptable to Bank.

“Letter of Credit” is a standby or commercial letter of credit issued by Bank upon request of Borrower based upon an application, guarantee, indemnity, or similar agreement.

“Lien” is a claim, mortgage, deed of trust, levy, charge, pledge, security interest or other encumbrance of any kind, whether voluntarily incurred or arising by operation of law or otherwise against any property.

“Liquidity” is, at any time, the sum of (a) the aggregate amount of unrestricted cash held at such time by Borrower in Deposit Accounts or Securities Accounts maintained with Bank or its Affiliates, and (b) the Availability Amount.

“Liquidity Condition” means any time that Borrower maintains unrestricted cash at Bank and Bank’s Affiliates of equal to or greater than Forty Million Dollars ($40,000,000).

“Loan Amount” means in respect of each Term Loan, the original principal amount of such Term Loan.

“Loan Documents” are, collectively, this Agreement and any schedules, exhibits, certificates, notices, and any other documents related to this Agreement, any Bank Services Agreement, any subordination agreement, any note, or notes or guaranties executed by Borrower or any Guarantor, and any other present or future agreement by Borrower and/or any Guarantor with or for the benefit of Bank in connection with this Agreement or Bank Services, all as amended, restated, or otherwise modified.

“Material Adverse Change” is (a) a material impairment in the perfection or priority of Bank’s Lien in the Collateral or in the value of such Collateral; (b) a material adverse change in the business, operations, or condition (financial or otherwise) of Borrower; or (c) a material impairment of the prospect of repayment of any portion of the Obligations.

“Minimum Interest” is defined in Section 2.5(d).

“Minimum Interest Period” is defined in Section 2.5(d).

“Obligations” are Borrower’s obligations to pay when due any debts, principal, interest, Term Loan Final Payment, Term Loan Prepayment Fee, Bank Expenses, and other amounts Borrower owes Bank now or later, whether under this Agreement, the other Loan Documents, or otherwise, including, without limitation, all obligations relating to letters of credit (including reimbursement obligations for drawn and undrawn letters of credit), cash management services, and foreign exchange contracts, if any, and including interest accruing after Insolvency Proceedings begin and debts, liabilities, or obligations of Borrower assigned to Bank, and to perform Borrower’s duties under the Loan Documents.

“Off Balance Sheet A/R” means invoiced products that cannot be recognized as accounts receivable for invoiced product until such product is shipped from the specialty distributor to the patient.

“Operating Documents” are, for any Person, such Person’s formation documents, as certified by the Secretary of State (or equivalent agency) of such Person’s jurisdiction of organization on a date that is no earlier than thirty (30) days prior to the Effective Date, and, (a) if such Person is a corporation, its bylaws in current form, (b) if such Person is a limited liability company, its limited liability company agreement (or similar agreement), and (c) if such Person is a partnership, its partnership agreement (or similar agreement), each of the foregoing with all current amendments or modifications thereto.

“Overadvance” is defined in Section 2.4.

“Patents” means all patents, patent applications and like protections including without limitation improvements, divisions, continuations, renewals, reissues, extensions and continuations-in-part of the same.

“Perfection Certificate” is defined in Section 5.1.

“Permitted Acquisition” is any acquisition by Borrower or any Subsidiary of all or substantially all of the capital stock, or substantially all of the assets, of any Person, or of all or substantially all of the assets constituting a division, product line or business line of any Person, if such acquisition complies with the following criteria: (a) no Event of Default has occurred and is continuing or would occur immediately after giving effect to such transaction; (b) the Person, division, product line or line of business acquired in such acquisition shall be in the same or substantially similar line of business as Borrower or reasonably related thereto or reasonable extensions thereof; (c) Bank shall have received at least five (5) Business Days prior written notice of the anticipated closing date for such acquisition (together with a description of the proposed acquisition or purchase, all available diligence materials (including, without limitation, a certificate of a Responsible Officer, in form and substance reasonably satisfactory to Bank certifying that, as of the date thereof, the proposed purchase or acquisition will be in compliance with Section 7.3 hereof and accompanied by calculations in support thereof) and other documents and information reasonably requested by Bank, each of which shall be in form and substance reasonably satisfactory to Bank); (d) Borrower remains a surviving legal entity after such acquisition; (e) no Indebtedness or Liens are assumed in connection with such acquisition, other than Permitted Indebtedness and Permitted Liens; (f) Borrower and any entities so acquired comply with the provisions of Section 6.13 of this Agreement within thirty (30) days of the closing of any such transaction; and (g) the aggregate value of the cash consideration (including any cash indemnification, adjustment of purchase price or earn-out) for all such transactions does not exceed Ten Million Dollars ($10,000,000) in any fiscal year of Borrower.

“Permitted Indebtedness” is:

(a) Borrower’s Indebtedness to Bank under this Agreement and the other Loan Documents;

(b) Indebtedness existing on the Effective Date and shown on the Perfection Certificate;

(c) Subordinated Debt;

(d) unsecured Indebtedness to trade creditors and in connection with credit cards issued by Bank incurred in the ordinary course of business;

(e) Indebtedness in an aggregate principal amount not to exceed Two Million Dollars ($2,000,000); secured by purchase money Liens on Equipment acquired or held by Borrower incurred for financing the acquisition of the Equipment;

(f) Indebtedness in an aggregate principal amount not to exceed One Million Dollars ($1,000,000) secured by Permitted Liens;

(g) Other unsecured Indebtedness in an aggregate principal amount not to exceed One Million Dollars ($1,000,000);

(h) Indebtedness representing deferred compensation to employees incurred in the ordinary course of business;

(i) Indebtedness owed to any person with respect to premiums payable for property, casualty, or other insurance, so long as such Indebtedness shall not be in excess of the amount of the unpaid cost of, and shall be incurred only to defer the cost of, such insurance for the year in which such Indebtedness is incurred and such Indebtedness shall be outstanding only during such year; and

(j) Indebtedness incurred as a result of endorsing negotiable instruments received in the ordinary course of Borrower’s business and Indebtedness in respect of netting services, overdraft protections and similar arrangements, in each case, in connection with deposit accounts;

(k) Indebtedness of any Subsidiary and guarantees by the Borrower of unsecured Indebtedness or other obligations of any Subsidiary provided that the aggregate outstanding principal amount of all such Indebtedness does not exceed Two Million Dollars ($2,000,000) at any time;

(l) Indebtedness owed to any Person (including obligations in respect of letters of credit for the benefit of such Person) providing workers’ compensation, health, disability or other employee benefits or property, casualty or liability insurance pursuant to reimbursement or indemnification obligations to such Person in respect thereof, in each case incurred in the ordinary course of business;

(m) Indebtedness in respect of performance bonds, bid bonds, appeal bonds, surety bonds, performance and completion guarantees, lease obligations (other than capital lease obligations) and similar obligations, in each case provided in the ordinary course of business;

(n) Indebtedness pursuant to any swap or hedge agreement with Bank (or with any other counterparty if Bank does not provide commercially competitive business terms for such swap or hedge);

(o) Indebtedness in respect of any unsecured indemnification, adjustment of purchase price or earn-out, and similar obligations in connection with Permitted Acquisitions, Investments permitted by the definition of Permitted Investment and dispositions permitted by Section 7.1 and any intercompany loans permitted by the definition of Permitted Investment;

(p) Unsecured public convertible Subordinated Debt with a maturity later than the date all Obligations are due and payable hereunder; and

(q) extensions, refinancings, modifications, amendments and restatements of any items of Permitted Indebtedness (a) through (i) above, provided that the then-outstanding principal amount thereof is not increased or the terms thereof are not modified to impose more burdensome terms upon Borrower or its Subsidiary, as the case may be.

“Permitted Investments” are:

(a) Investments shown on the Perfection Certificate and existing on the Effective Date;

(b) Cash Equivalents;

(c) any Investments permitted by Borrower’s investment policy, as amended from time to time, provided that such investment policy (and any such amendment thereto) has been approved by Bank;

(d) Investments consisting of the endorsement of negotiable instruments for deposit or collection or similar transactions in the ordinary course of Borrower;

(e) Investments accepted in connection with Transfers permitted by Section 7.1;

(f) (i) Investments of Subsidiaries in or to other Subsidiaries or Borrower, and (ii) Investments by Borrower in Subsidiaries (x) in the ordinary course of business (including, without limitation, to fund clinical trials and regulatory submissions), (y) in connection with Permitted Acquisitions and (z) to enable such Subsidiary to make royalty and milestone payments under agreements existing on the Effective Date or entered into in connection with a Permitted Acquisition;

(g) Investments consisting of (i) travel advances and employee relocation loans and other employee loans and advances in the ordinary course of business, and (ii) loans to employees, officers or directors relating to the purchase of equity securities of Borrower or its Subsidiaries pursuant to employee stock purchase plans or agreements approved by Borrower’s Board of Directors which do not exceed Five Hundred Thousand Dollars($500,000) in the aggregate in any year, provided that no cash loans under this clause (ii) may be made if an Event of Default is then occurring or would otherwise upon the making thereof;

(h) Investments (including debt obligations) received in connection with the bankruptcy or reorganization of customers or suppliers and in settlement of delinquent obligations of, and other disputes with, customers or suppliers arising in the ordinary course of business;

(i) Investments consisting of notes receivable of, or prepaid royalties and other credit extensions, to customers and suppliers who are not Affiliates, in the ordinary course of business; provided that this paragraph (i) shall not apply to Investments of Borrower in any Subsidiary;

(j) Any Permitted Acquisition; and

(k) Other Investments (excluding Investments in Subsidiaries) not to exceed Two Million Dollars ($2,000,000) at any time.

Notwithstanding the foregoing, Permitted Investments shall not include, and Borrower and each Subsidiary is prohibited from purchasing, purchasing participations in, entering into any type of swap or other equivalent derivative transaction, or otherwise holding or engaging in any ownership interest in any type of debt instrument, with a long-term nominal maturity for which the interest rate is reset through a dutch auction and more commonly referred to as an “auction rate security.”

“Permitted Liens” are:

(a) Liens existing on the Effective Date and shown on the Perfection Certificate or arising under this Agreement and the other Loan Documents;

(b) Liens for taxes, fees, assessments or other government charges or levies, either not delinquent or being contested in good faith and for which Borrower maintains adequate reserves on its Books;

(c) Liens securing claims or demands of materialmen, mechanics, carriers, warehousemen, landlords and other Persons imposed without action of such parties, provided, they have no priority over any of Bank’s Liens and the aggregate amount of such Liens does not at any time exceed Two Hundred Fifty Thousand Dollars ($250,000);

(d) Liens to secure payment of workers’ compensation, employment insurance, old-age pensions, social security and other like obligations incurred in the ordinary course of business, provided, they have no priority over any of Bank’s Liens (other than statutory liens arising by operation of law) and the aggregate amount of the Indebtedness secured by such Liens does not at any time exceed Two Hundred Fifty Thousand Dollars ($250,000);

(e) Liens incurred in the extension, renewal or refinancing of the indebtedness secured by Liens described in (a) through (d), but any extension, renewal or replacement Lien must be limited to the property encumbered by the existing Lien and the principal amount of the indebtedness may not increase;

(f) deposits to secure the performance of bids, trade contracts, government contracts, leases, statutory obligations, surety, stay, custom and appeal bonds, performance bonds and other obligations of like nature;

(g) good faith deposits in connection with any acquisition permitted hereunder or any Permitted Investment and to the extent constituting a Lien, escrow arrangements securing indemnification obligations associated with any acquisition permitted hereunder or any Permitted Investment;

(h) leases or subleases of real property granted in the ordinary course of business, and leases, subleases, non-exclusive licenses or sublicenses of property (other than real property or Intellectual Property) granted in the ordinary course of Borrower’s business, if the leases, subleases, licenses and sublicenses do not prohibit granting Bank a security interest;

(i) licenses of Intellectual Property permitted pursuant to Section 7.1(e);

(j) pledges or deposits made in the ordinary course of business to secure liability to insurance carriers;

(k) the filing of financing statements solely as a precautionary measure in connection with operating leases, consignment of goods or similar transactions;

(l) easements, zoning restrictions, rights-of-way, minor defects or irregularities of title and other similar encumbrances on real property imposed by law or arising in the ordinary course of business that do not sure any monetary obligations and do not interfere with the ordinary course of business of Borrower in any material respect;

(m) Liens on fixed or capital assets acquired, constructed or improved, including Liens securing capital lease obligations, provided that such Lien secures Indebtedness permitted by clause (f) of the definition of Permitted Indebtedness;

(n) Liens granted in the ordinary course of business securing the financing of insurance premiums;

(o) Liens arising from judgments, decrees or attachments in circumstances not constituting an Event of Default under Section 8.4 or 8.7;

(p) Liens securing Indebtedness permitted by clause (e) of the definition of Permitted Indebtedness: and

(q) Liens in favor of other financial institutions arising in connection with Borrower’s deposit and/or securities accounts held at such institutions, provided that Borrower has complied with Section 6.6 hereof.

“Person” is any individual, sole proprietorship, partnership, limited liability company, joint venture, company, trust, unincorporated organization, association, corporation, institution, public benefit corporation, firm, joint stock company, estate, entity or government agency.

“Prime Rate” is the rate of interest per annum from time to time published in the money rates section of The Wall Street Journal or any successor publication thereto as the “prime rate” then in effect; provided that if such rate of interest, as set forth from time to time in the money rates section of The Wall Street Journal, becomes unavailable for any reason as determined by Bank, the “Prime Rate” shall mean the rate of interest per annum announced by Bank as its prime rate in effect at its principal office in the State of California (such Bank announced Prime Rate not being intended to be the lowest rate of interest charged by Bank in connection with extensions of credit to debtors).

“Registered Organization” is any “registered organization” as defined in the Code with such additions to such term as may hereafter be made.

“Requirement of Law” is as to any Person, the organizational or governing documents of such Person, and any law (statutory or common), treaty, rule or regulation or determination of an arbitrator or a court or other Governmental Authority, in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.

“Reserves” means, as of any date of determination, such amounts as Bank may, after Bank has made reasonable efforts to consult with Borrower, from time to time establish and revise in its good faith business judgment, reducing the amount of Advances and other financial accommodations which would otherwise be available to Borrower to reflect events, conditions, contingencies or risks which, as determined by Bank in its good faith business judgment, do or may materially adversely affect (i) the Collateral or its value (including without limitation any increase in delinquencies of Accounts), (ii) the assets or business of Borrower, or (iii) the security interests and other rights of Bank in the Collateral (including the enforceability, perfection and priority thereof.

“Responsible Officer” is any of the Chief Executive Officer, President and Chief Financial Officer of Borrower.

“Revenue” means revenue, determined in accordance with GAAP.

“Revolving Line” is an aggregate principal amount equal to Five Million Dollars ($5,000,000).

“Revolving Line Maturity Date” is July 18, 2017.

“SEC” shall mean the Securities and Exchange Commission, any successor thereto, and any analogous

Governmental Authority.

“Securities Account” is any “securities account” as defined in the Code with such additions to such term as may hereafter be made.

“Subordinated Debt” is indebtedness incurred by Borrower subordinated to all Obligations (pursuant to a subordination, intercreditor, or other similar agreement in form and substance satisfactory to Bank entered into between Bank and the other creditor), on terms reasonably acceptable to Bank.

“Subsequent Term Loan” is defined in Section 2.3(a).

“Subsidiary” is, as to any Person, a corporation, partnership, limited liability company or other entity of which shares of stock or other ownership interests having ordinary voting power (other than stock or such other ownership interests having such power only by reason of the happening of a contingency) to elect a majority of the board of directors or other managers of such corporation, partnership or other entity are at the time owned, or the management of which is otherwise controlled, directly or indirectly through one or more intermediaries, or both, by such Person. Unless the context otherwise requires, each reference to a Subsidiary herein shall be a reference to a Subsidiary of Borrower.

“Term Loan” is defined in Section 2.3(a).

“Term Loan Amortization Date” means, with respect to each Term Loan, the last day of the month that is eighteen (18) months after the Funding Date of such Term Loan.

“Term Loan Final Payment” is, with respect to each Term Loan, a payment (in addition to and not a substitution for the regular monthly payments of principal plus accrued interest) due on the earlier to occur of (a) the Term Loan Maturity Date of such Term Loan, (b) the acceleration of the Term Loans, or (c) the prepayment of the Term Loans, equal to the Loan Amount of the Term Loan multiplied by the Final Payment Percentage; provided that, subject to Bank’s credit approval, if the Indebtedness hereunder is refinanced with Bank, any Term Loan Final Payment that would otherwise be due and payable in connection with such prepayment of the Term Loans shall be structured as a borrowing under the new facility so as to ensure no net cash impact to Borrower under the new facility.

“Term Loan Interest Only Payment Date” is defined in Section 2.3(b).

“Term Loan Interest Only Period” means, for each Term Loan, the period of time commencing on the Funding Date with respect to such Term Loan through the day before the applicable Term Loan Amortization Date.

“Term Loan Maturity Date” is, with respect to each Term Loan, the date twenty nine (29) months after the applicable Term Loan Amortization Date.

“Term Loan Prepayment Fee” shall be an additional fee payable to Bank with respect to each Term Loan in amount equal to:

(a) for a prepayment made on or prior to the first anniversary of the Funding Date of such Term Loan, three percent (3.00%) of the principal amount of the Term Loan prepaid; or

(b) for a prepayment made after the first anniversary of the Funding Date but on or prior to the second anniversary of the Funding Date of such Term Loan, two percent (2.00%) of the principal amount of the Term Loan prepaid; and

(c) for a prepayment made after the second anniversary of the Funding Date but prior to the Term Loan Maturity Date, one percent (1.00%) of the principal amount of the Term Loan prepaid.

provided that, if the Indebtedness hereunder is refinanced with Bank, any Term Loan Prepayment Fee that would otherwise be due and payable in connection with such prepayment of the Term Loans shall be (i) waived and (ii) deemed paid in full by Borrower on the date of the consummation of the refinancing.

“Term Loan Repayment Period” is a period of time equal to thirty (30) consecutive months commencing on the Term Loan Amortization Date.

“Trademarks” means any trademark and servicemark rights, whether registered or not, applications to register and registrations of the same and like protections, and the entire goodwill of the business of Borrower connected with and symbolized by such trademarks.

“Transaction Report” is that certain report of transactions and schedule of collections in the form attached hereto as Exhibit B.

“Transfer” is defined in Section 7.1.

[Signature page follows.]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the Effective Date.

BORROWER:

HYPERION THERAPEUTICS, INC.

By:	/s/ Donald Santel
Name:	Donald Santel
Title:	Chief Executive Officer

By:	/s/ Jeff Farrow
Name:	Jeff Farrow
Title:	Chief Financial Officer

BANK:

SILICON VALLEY BANK

By:
Name:
Title:

[Signature Page to Loan and Security Agreement]

IN WITNESS WHEREOF, the parties hereto have caused th is Agreement to be executed as of the Effective Date.

BORROWER:

HYPERION THERAPEUTICS, INC.

By:
Name:
Title:

By:
Name:
Title:

BANK:

SILICON VALLEY BANK

By:	/s/ Milo Bissin
Name:	Milo Bissin
Title:	VP

[Signature Page to Loan and Security Agreement)

EXHIBIT A

COLLATERAL DESCRIPTION

The Collateral consists of all of Borrower’s right, title and interest in and to the following personal property:

All goods, Accounts (including health-care receivables), Equipment, Inventory, contract rights or rights to payment of money, leases, license agreements, franchise agreements, General Intangibles (except as provided below), commercial tort claims, documents, instruments (including any promissory notes), chattel paper (whether tangible or electronic), cash, deposit accounts, certificates of deposit, fixtures, letters of credit rights (whether or not the letter of credit is evidenced by a writing), securities, and all other investment property, supporting obligations, and financial assets, whether now owned or hereafter acquired, wherever located; and all Borrower’s Books relating to the foregoing, and any and all claims, rights and interests in any of the above and all substitutions for, additions, attachments, accessories, accessions and improvements to and replacements, products, proceeds and insurance proceeds of any or all of the foregoing.

Notwithstanding the foregoing, the Collateral does not include any of the following, whether now owned or hereafter acquired, (i) any Intellectual Property owned or exclusively licensed by Borrower, including any copyright rights, copyright applications, copyright registrations and like protections in each work of authorship and derivative work, whether published or unpublished, any United States or non-United States patents, patent applications and like protections, including improvements, divisionals, continuations, renewals, reissues, reexaminations, extensions, and continuations-in-part of the same, trademarks, service marks and, to the extent permitted under applicable law, any applications therefor, whether registered or not, and the goodwill of the business of Borrower connected with and symbolized thereby, know-how, operating manuals, trade secret rights, rights to unpatented inventions, and any claims for damage by way of any past, present, or future infringement of any of the foregoing; (ii) any assets that are subject to a purchase money lien or capital lease permitted by this Agreement to the extent the documents relating to such purchase money lien or capital lease would not permit such assets to be subject to the security interest created hereby or the grant or perfection of an additional lien would result in a breach or termination of, or constitutes a default under, the documentation governing such liens or the obligations secured by such liens, provided upon the release of such restriction any such assets shall automatically constitute Collateral; (iii) any lease or other contract if the grant of a security interest therein in the manner contemplated by this Agreement, under the terms thereof or under applicable law, is prohibited or would give any other party thereto (other than Borrower) the right to terminate such lease or other contract (but only to the extent that, and for so long as, any such prohibitions or termination right would not be rendered ineffective pursuant to the Code or any other applicable law); and (iv) any cash provided to a landlord as a security deposit to the extent securing actual obligations to such landlord, provided upon termination of any such obligations to such landlord any such assets shall automatically constitute Collateral; provided, further, the Collateral shall include all Accounts, license and royalty fees and other revenues, proceeds, or income arising out of or relating to any of the items described in clauses (i) through (iv) above.

Bank further acknowledges that the Collateral shall not include more than 65% of the voting securities of any Foreign Subsidiary if such pledge would cause a material increase in the Borrower’s federal income tax liability.

Pursuant to the terms of a certain negative pledge arrangement with Bank, Borrower has agreed not to encumber any of its copyright rights, copyright applications, copyright registrations and like protections in each work of authorship and derivative work, whether published or unpublished, any patents, patent applications and like protections, including improvements, divisions, continuations, renewals, reissues, extensions, and continuations-in-part of the same, trademarks, service marks and, to the extent permitted under applicable law, any applications therefor, whether registered or not, and the goodwill of the business of Borrower connected with and symbolized thereby, know-how, operating manuals, trade secret rights, rights to unpatented inventions, and any claims for damage by way of any past, present, or future infringement of any of the foregoing, without Bank’s prior written consent.

Defined terms used above but not defined shall have the meaning assigned such terms in that certain Loan and Security Agreement by and between Borrower and Silicon Valley Bank dated as of July 18, 2014.

EXHIBIT B

TRANSACTION REPORT

[EXCEL spreadsheet to be provided separately from lending officer]

EXHIBIT C

BORROWING RESOLUTIONS

CORPORATE BORROWING CERTIFICATE

BORROWER: HYPERION THERAPEUTICS, INC.	DATE: July 18, 2014
BANK: Silicon Valley Bank

I hereby certify as follows, as of the date set forth above:

1. I am the Secretary, Assistant Secretary or other officer of Borrower. My title is as set forth below.

2. Borrower’s exact legal name is set forth above. Borrower is a corporation existing under the laws of the State of Delaware.

3. Attached hereto are true, correct and complete copies of Borrower’s Articles/Certificate of Incorporation (including amendments), as filed with the Secretary of State of the state in which Borrower is incorporated as set forth above. Such Articles/Certificate of Incorporation have not been amended, annulled, rescinded, revoked or supplemented, and remain in full force and effect as of the date hereof.

4. The following resolutions were duly and validly adopted by Borrower’s Board of Directors at a duly held meeting of such directors (or pursuant to a unanimous written consent or other authorized corporate action). Such resolutions are in full force and effect as of the date hereof and have not been in any way modified, repealed, rescinded, amended or revoked, and Silicon Valley Bank (“Bank”) may rely on them until Bank receives written notice of revocation from Borrower.

RESOLVED, that any one of the following officers or employees of Borrower, whose names, titles and signatures are below, may act on behalf of Borrower:

Name	Title	Signature	Authorized to Add or Remove Signatories

☐

☐

☐

☐

RESOLVED FURTHER, that any one of the persons designated above with a checked box beside his or her name may, from time to time, add or remove any individuals to and from the above list of persons authorized to act on behalf of Borrower.

RESOLVED FURTHER, that such individuals may, on behalf of Borrower:

Borrow Money. Borrow money from Bank.

Execute Loan Documents. Execute any loan documents Bank requires.

Grant Security. Grant Bank a security interest in any of Borrower’s assets.

Negotiate Items. Negotiate or discount all drafts, trade acceptances, promissory notes, or other indebtedness in which Borrower has an interest and receive cash or otherwise use the proceeds. Apply for Letters of Credit. Apply for letters of credit from Bank.

Enter Derivative Transactions. Execute spot or forward foreign exchange contracts, interest rate swap agreements, or other derivative transactions.

Further Acts. Designate other individuals to request advances, pay fees and costs and execute other documents or agreements (including documents or agreement that waive Borrower’s right to a jury trial) they believe to be necessary to effect these resolutions.

RESOLVED FURTHER, that all acts authorized by the above resolutions and any prior acts relating thereto are ratified.

5. The persons listed above are Borrower’s officers or employees with their titles and signatures shown next to their names.

By:
Name:
Title:

*** If the Secretary, Assistant Secretary or other certifying officer executing above is designated by the resolutions set forth in paragraph 4 as one of the authorized signing officers, this Certificate must also be signed by a second authorized officer or director of Borrower.

I, the                                          of Borrower, hereby certify as to paragraphs 1 through 5 above, as of the date set forth above.

By:
Name:
Title:

EXHIBIT D

COMPLIANCE CERTIFICATE

TO:	SILICON VALLEY BANK	Date:
FROM:	HYPERION THERAPEUTICS, INC.

The undersigned authorized officer of HYPERION THERAPEUTICS, INC. (“Borrower”) certifies that under the terms and conditions of the Loan and Security Agreement between Borrower and Bank (the “Agreement”):

(1) Borrower is in complete compliance for the period ending with                      all required covenants except as noted below; (2) there are no Events of Default; (3) all representations and warranties in the Agreement are true and correct in all material respects on this date except as noted below; provided, however, that such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof; and provided, further that those representations and warranties expressly referring to a specific date shall be true in all material respects as of such date; (4) Borrower, and each of its Subsidiaries, has timely filed all required tax returns and reports, and Borrower has timely paid all foreign, federal, state and local taxes, assessments, deposits and contributions owed by Borrower except as otherwise permitted pursuant to the terms of Section 5.9 of the Agreement; and (5) no Liens have been levied or claims made against Borrower or any of its Subsidiaries relating to unpaid employee payroll or benefits of which Borrower has not previously provided written notification to Bank.

Attached are the required documents supporting the certification. The undersigned certifies that these are prepared in accordance with GAAP consistently applied from one period to the next except as explained in an accompanying letter or footnotes. The undersigned acknowledges that no borrowings may be requested at any time or date of determination that Borrower is not in compliance with any of the terms of the Agreement, and that compliance is determined not just at the date this certificate is delivered. Capitalized terms used but not otherwise defined herein shall have the meanings given them in the Agreement.

Please indicate compliance status by circling Yes/No under “Complies” column.

Reporting Covenants	Required	Complies
Company prepared financial statements	Quarter end within 45 days	Yes No
Compliance Certificate	*
Annual financial statement (CPA Audited)	FYE within 180 days	Yes No
Transaction Report	**	Yes No
A/R Agings	**
A/P Agings	***
Annual GAAP Financial Projections	Within 45 days of the earlier of FYE or approval by Borrower’s board

*	within thirty (30) days after the end of each month when Borrower did not meet the Liquidity Condition at all times during such month or within forty five (45) days after the end of each calendar quarter when Borrower met the Liquidity Condition at all times during such quarter.
**	within thirty (30) days after the end of each month when Advances were outstanding at any time during such month, or within forty five (45) days after the end of each calendar quarter when no Advances were outstanding during such quarter.
***	within thirty (30) days after the end of each month where Borrower did not meet the Liquidity Condition at all times during such month.

Financial Covenants	Required	Actual	Complies
Maintain one of the following 2 covenant
Minimum Liquidity Ratio (monthly)	1.50:1.0	:1.0	Yes No
Minimum Revenue (quarterly)	*	:1.0	Yes No

*  not less than (i) Fifteen Million Nine Hundred Thousand Dollars ($15,900,000) for the calendar quarter ending June 30, 2014, (ii) Seventeen Million Five Hundred Seventy Five Thousand Dollars ($17,575,000) for the calendar quarter ending September 30, 2014 and (iii) Eighteen Million Fifty Thousand Dollars ($18,050,000) for the calendar quarter ending December 31, 2014.

The following financial covenant analyses and information set forth in Schedule 1 attached hereto are true and accurate as of the date of this Certificate.

Other Matters

Have there been any amendments of or other changes to the Operating Documents of Borrower? If yes, provide copies of any such amendments or changes with this Compliance Certificate.	Yes	No

Have there been any changes in Borrower’s exact legal name (or do you anticipate any such changes in the next thirty days)? If so, please provide at least five (5) Business Days prior notice to Bank and describe below.	Yes	No

Have there been any changes in Borrower’s organizational structure or type, organizational number assigned by its jurisdiction of organization or jurisdiction of organization (or do you anticipate any such changes in the next thirty days)? If so, please provide at least five (5) Business Days prior notice to Bank and describe below.	Yes	No

Have there been any changes in Borrower’s principal place of business, or, if more than one, its chief executive office or mailing address (or do you anticipate any such changes in the next thirty days)? If so, please describe below.	Yes	No

Are there any legal actions pending against Borrower or any of its Subsidiaries not previously disclosed to Bank seeking damages of $2,000,000 or more? If so, please describe below.	Yes	No

Has Borrower acquired a commercial tort claim with an expected recovery in excess of $100,000 that has not been previously reported to Bank? If so, please describe below.	Yes	No

Are there any disputes or claims relating to Accounts in excess of $500,000 that have not been previously reported to Bank? If so, please describe below.	Yes	No

Are you adding any new offices or business locations, including warehouses that will contain at least $2,000,000 in assets or property? If so, please provide at least five (5) Business Days prior notice to Bank and describe below.	Yes	No

Have you added any new offices or business locations, including warehouses where Collateral (regardless of dollar value) will be maintained? If so, please describe below.	Yes	No

Are there any other material updates to the representations and warranties ? If so, please describe below.	Yes	No

The following are the exceptions with respect to the certification above: (If no exceptions exist, state “No exceptions to note.”)

HYPERION THERAPEUTICS, INC.	BANK USE ONLY

Received by:
By:		AUTHORIZED SIGNER
Name:	Date:
Title:
Verified:
AUTHORIZED SIGNER
Date:

	Compliance Status:	Yes	No

Schedule 1 to Compliance Certificate

Financial Covenants of Borrower

In the event of a conflict between this Schedule and the Loan Agreement, the terms of the Loan Agreement shall govern.

Dated:

I.	Liquidity Ratio (Section 6.9(a))

Required: 1.50:1.00

Actual:

A.	Aggregate value of the unrestricted cash and cash equivalents of Borrower held at Bank and Bank’s Affiliates subject to a Control Agreement	$

B.	Availability Amount	$

C.	Aggregate principal amount of the Advances and the Term Loans	$

D.	Liquidity Ratio (sum of lines A and B divided by line C)

Is line D equal to or greater than 1.50:1:00?

No, not in compliance	Yes, in compliance

1

EXHIBIT E – LOAN PAYMENT/ADVANCE REQUEST FORM

DEADLINE FOR SAME DAY PROCESSING IS NOON PACIFIC TIME

Fax To:	Date:

LOAN PAYMENT:
HYPERION THERAPEUTICS, INC.

From Account #	To Account #
(Deposit Account #)	(Loan Account #)

Principal $	and/or Interest $

Authorized Signature:	Phone Number:
Print Name/Title:

LOAN ADVANCE:

Complete Outgoing Wire Request section below if all or a portion of the funds from this loan advance are for an outgoing wire.

From Account #	To Account #
(Loan Account #)	(Deposit Account #)

Amount of Advance $

All Borrower’s representations and warranties in the Loan and Security Agreement are true, correct and complete in all material respects on the date of the request for an advance; provided, however, that such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof; and provided, further that those representations and warranties expressly referring to a specific date shall be true in all material respects as of such date:

Authorized Signature:	Phone Number:

Print Name/Title:

OUTGOING WIRE REQUEST:
Complete only if all or a portion of funds from the loan advance above is to be wired.
Deadline for same day processing is noon, Pacific Time

Beneficiary Name:	Amount of Wire: $

Beneficiary Bank:	Account Number:

City and State:

Beneficiary Bank Transit (ABA) #:	Beneficiary Bank Code (Swift, Sort, Chip, etc.):
(For International Wire Only)

Intermediary Bank:	Transit (ABA) #:

For Further Credit to:

Special Instruction:

By signing below, I (we) acknowledge and agree that my (our) funds transfer request shall be processed in accordance with and subject to the terms and conditions set forth in the agreements(s) covering funds transfer service(s), which agreements(s) were previously received and executed by me (us).

Authorized Signature:	2nd Signature (if required):

Print Name/Title:	Print Name/Title:

Telephone #:	Telephone #:

2

Marketing Consent Form

SVB Financial Group is proud of our business relationships and occasionally likes to promote these relationships. We would like to use your company’s information and logo for promotional and marketing purposes in SVB Financial Group member businesses (collectively “SVB”) materials. While we would appreciate your consent to all of the uses listed below, please review and select all of the uses that you consent to below.

☐	Marketing: You consent to SVB’s use of Company’s name, logo and images provided to us in written and oral presentations, advertising, marketing and PR materials, professional lists, and Web sites.

☐	Deal Terms: You consent to SVB’s inclusion of the size and type of any loan or credit facility alongside your company’s name in any oral presentations, advertising, marketing and PR materials, customer lists, and Web sites.

☐	Reference: You consent to SVB’s use of Company and representatives’ names as a reference for SVB.

☐	Testimonial: You consent to SVB’s use of Company and representatives’ names and quotations in written and oral presentations, marketing and PR materials, and Web sites. Our practice is to send you a draft of any quotation concerning Company prior to publishing.

☐	News release: You consent to SVB’s use of Company’s name, trademarks, service marks, quotations, and images provided to us in the SVB’s news releases concerning Company. Our practice is to send you a draft of any news release concerning Company prior to publishing.

Logos: Please submit your company’s logo in:

•	Full color and black and white versions, with or without taglines, and

•	At least 300 dpi in EPS, TIF, or JPG formats - please do not send PDF or Web site logos.

Names: Please make sure to print the Company name, and any individual names and titles as you would like them displayed in materials or lists.

                                 Company Name

You grant to SVB a limited license to use the information for the limited purposes above, which you can revoke upon written notice to SVB. The signer below acknowledges that he or she has authority to bind the Company to this consent. SVB will not be responsible for versions that were printed prior to receiving notice revoking any such consent. Company is solely responsible for defense and maintenance of its intellectual property.

Please return this completed form via email to logo@svb.com. If you have any questions, contact the SVB Marketing Department at 650.855.3079.

ACCEPTED AND AGREED ON BEHALF OF HYPERION THERAPEUTICS, INC. (“COMPANY” OR “YOU”)

Name and Title	Signature	Date

Address

Phone Number	Email

Corporate Headquarters	© SVB Financial Group. All rights reserved. Member Federal Reserve System, SVB,
3005 Tasman Drive Santa Clara, California 95054 U.S.A.	SVB>Find a way, SVB Financial Group, and Silicon Valley Bank are registered trademarks.
Phone 408.654.7400 svb.com	13-12759. Rev. 03-15-13